Exhibit 4.1

NETSCOUT SYSTEMS, INC., as the Company,

the Guarantors named herein

and

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

INDENTURE

Dated as of November 1, 2007

Senior Secured Floating Rate Notes Due 2012

CROSS-REFERENCE TABLE

TIA Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.08; 7.10
(b)	7.03; 7.08; 7.10; 12.02
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	12.03
(c)	12.03
313(a)	7.06
(b)(1)	7.06
(b)(2)	7.06
(c)	7.06; 12.02
(d)	7.06
314(a)	4.14
(b)	10.03
(c)(1)	7.02; 12.04; 12.05
(c)(2)	7.02; 12.04; 12.05
(c)(3)	N.A.
(d)	10.03
(e)	12.05
(f)	N.A.
315(a)	7.01(b)
(b)	7.05
(c)	7.01
(d)	6.05; 7.01(c)
(e)	6.11
316(a)(last sentence)	2.08
(a)(1)(A)	6.02
(a)(1)(B)	6.04
(a)(2)	9.02
(b)	6.07
(c)	9.02
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.03
318(a)	12.01
(c)	12.01

N.A. means Not Applicable

Note: This Cross-Reference Table shall not, for any purpose, be deemed to be a part of the Indenture.

i

v

SECTION 12.08.	GOVERNING LAW.	96
SECTION 12.09.	No Adverse Interpretation of Other Agreements.	96
SECTION 12.10.	No Recourse Against Others.	96
SECTION 12.11.	Successors.	96
SECTION 12.12.	Duplicate Originals.	96
SECTION 12.13.	Severability.	96
SECTION 12.14.	Qualification of Indenture.	97
SECTION 12.15.	Table of Contents; Headings.	97
SECTION 12.16.	Waiver of Jury Trial.	97
SECTION 12.17.	Counterparts.	97

SCHEDULES

Schedule 4.17(o)	Existing Indebtedness	SCH 4.17(o)-1
Schedule 4.18(i)	Existing Liens	SCH 4.18(i)-1
Schedule 4.22(i)	Existing Foreign Subsidiary Investments	SCH 4.22(i)-1

EXHIBITS

Exhibit A	–	Form of Compliance Certificate	A-1
Exhibit B	–	Form of Initial Security	B-1
Exhibit C	–	Form of Restrictive Legend for Restricted Securities	C-1
Exhibit D	–	Form of Restrictive Legend for Global Security	D-1
Exhibit E	–	Form of Indenture Supplement to add Securities Guarantor	E-1
Exhibit F	–	Form of Security Agreement	F-1

Note: This Table of Contents shall not, for any purpose, be deemed to be a part of the Indenture.

INDENTURE dated as of November 1, 2007 between NetScout Systems, Inc., a Delaware corporation (the “Company”), the Guarantors (as defined herein) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

For and in consideration of the premises and the purchase of the Securities by the Holders thereof, each party hereto covenants and agrees as follows for the benefit of the other parties and for the equal and ratable benefit of all Holders of the Company’s Senior Secured Floating Rate Notes Due 2012, issued pursuant to the Indenture and the guarantees thereof by each of the Company’s Domestic Subsidiaries (the “Securities” ).

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

Set forth below are certain defined terms used in this Indenture.

“Additional Interest” has the meaning set forth in any Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“After-Acquired Property” means (i) assets acquired by the Company or any Subsidiary after the Issue Date that constitute accretions, additions or technological upgrades to the equipment or operations that form part of the Collateral or constitute separate equipment, plants and operations that are integrated physically or operationally in any material respect with any other part of the Collateral and (ii) any other assets of the Company or any Guarantor acquired after the Issue Date (other than assets secured by a Lien of the type described in Section 4.18(g)).

“amend” means amend, modify, supplement, restate or amend and restate, including successively; and “amending” and “amended” have correlative meanings.

“asset” means any asset or property, whether real, personal or other, tangible or intangible.

“Asset Sale” means (i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of assets (including by way of a sale and lease-back) of the Company or any Subsidiary (each referred to in this definition as a “disposition”) or (ii) the issuance or sale of Equity Interests of any Subsidiary (whether in a single transaction or a series of related transactions) (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law), in each case, other than:

(1) a disposition of Cash Equivalents or obsolete or worn out property or equipment in the ordinary course of business or inventory held for sale in the ordinary course of business;

(2) the granting of a Lien permitted by Section 4.18;

(3) any disposition of assets or sale of Equity Interests of any Subsidiary in a transaction or series of related transactions with an aggregate fair market value of less than $500,000;

(4) any disposition of assets or issuance of securities by a Subsidiary to the Company or by the Company or a Subsidiary to another Subsidiary;

(5) the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(6) foreclosures on assets;

(7) disposition of an account receivable in connection with the collection or compromise thereof; and

(8) sale and leaseback of assets subject to a Capital Lease permitted under Section 4.17(f) hereof.

“Available Amount” means, at any time (the “Available Amount Reference Time”), an amount equal to 50% of the cumulative amount of Excess Cash Flow for all fiscal years of the Company completed after the Issue Date (commencing with and including the fiscal year ending March 31, 2008) and prior to the Available Amount Reference Time.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or (other than for purposes of determining a Change of Control) an executive committee of the board of directors;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors (or a duly authorized committee thereof) of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banking institutions in New York, New York or Minneapolis, Minnesota are required or authorized by law or other governmental action to be closed.

“Calculation Agent” means a financial institution appointed by the Company to calculate the interest payable on the Securities in respect of each Interest Period, which shall initially be the Trustee.

“Capital Expenditures” means, for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as liabilities in accordance with GAAP.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as Capital Leases on a balance sheet of such Person under GAAP and, for the purposes of this Indenture, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Holder or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000;

(c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Holder or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Holder or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders;

(2) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities; or

(3) the first day on which a majority of the members of the Board of Directors of the Company shall cease to consist of directors who (i) were members of the Board of Directors of the Company on the Issue Date or (ii) were either (x) nominated for election by the Board of Directors of the Company, a majority of whom were directors on the Issue Date or whose election or nomination for election was previously approved by a majority of such directors or who were designated or appointed pursuant to clause (y) below, or (y) designated or appointed by a Permitted Holder.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

Section references to the Code are to the Code, as in effect on the Issue Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” means all of the “Collateral” referred to in the Security Documents and all of the other property and assets that are or are required under the terms hereof or of the Security Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties (as defined in the Security Agreement).

“Collateral Agent” means Wells Fargo Bank, National Association and its successors and assigns as Collateral Agent under the Security Documents.

“Commission” means the Securities and Exchange Commission.

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group that includes the Company and that is treated as a single employer under Section 414 of the Code.

“Company” means the Person named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and thereafter means such successor.

“Compliance Certificate” means a certificate duly executed by a Responsible Officer of the Company substantially in the form of Exhibit A.

“Consolidated Current Assets” means, at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Company and its Subsidiaries at such date.

“Consolidated Current Liabilities” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Company and its Subsidiaries at such date.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Securities), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) expenses and losses relating to restructuring activities in connection with the Transaction or any Permitted Acquisition, including severance, retention and transition activities and (f) any extraordinary or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), and minus, (a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (iii) income tax credits (to the extent not netted from income tax expense) and (iv) any other non-cash income and (b) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Special Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Special Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Special Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Special Acquisition occurred on the first day of such Reference Period. As used in this definition, “Special Acquisition” means any acquisition of property or series of related acquisitions of property that constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person; and “Special Disposition” means any Disposition of assets or series of related Dispositions of assets (excluding sales of inventory in the ordinary course of business).

“Consolidated Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period; provided that for purposes of calculating this ratio for the Test Periods ending on (i) March 31, 2008, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated by multiplying (A) each of the Consolidated EBITDA and Consolidated Interest Expense for the six months ended on such date by (B) 7/4 and (ii) June 30, 2008, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated by multiplying (A) each of the Consolidated EBITDA and Consolidated Interest Expense for the nine months ended on such date by (B) 4/3.

“Consolidated Interest Expense” means, for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio” means, as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period; provided that for purposes of calculating this ratio for the Test Periods ending on (i) March 31, 2008, Consolidated EBITDA for such period shall be calculated by multiplying (A) the Consolidated EBITDA for the six months ended on such date by (B) 7/4 and (ii) June 30, 2008, Consolidated EBITDA for such period shall be calculated by multiplying (A) the Consolidated EBITDA for the nine months ended on such date by (B) 4/3.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Indenture Document) or Requirement of Law applicable to such Subsidiary, (d) effects of adjustments in the property and equipment, software and other intangible assets, deferred revenue and debt line items in the Company’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transaction or any consummated acquisition or the authorization or write-off of any amounts thereof, net of taxes and (e) stock-based award compensation expenses.

“Consolidated Revenue” means, for any period, the total revenue of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt” means, at any date, the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” means, at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Corporate Trust Office” means the corporate trust office of the Trustee located at MAC N9311-110, 625 Marquette Avenue South, Minneapolis, MN 55479, Attention: NetScout Account Manager, or such other office, designated by the Trustee by written notice to the Company, at which at any particular time its corporate trust business shall be principally administered.

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

“Default” means any of the events specified in Section 6.01, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Definitive Securities” means certificated Securities.

“Depositary” means The Depository Trust Company, New York, New York, or a successor thereto registered under the Exchange Act or other applicable statute or regulation.

“Determination Date,” with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Securities and all other Obligations that are accrued and payable), (b) is redeemable at the option of the holder thereof (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Securities and all other Obligations that are accrued and payable), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the Maturity Date; provided that if such Capital Stock is issued pursuant to a plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” means any of the events specified in Section 6.01, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow” means, for any fiscal year of the Company, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) the aggregate net amount of non-cash loss on the Disposition of property by the Company and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net

Income, (ii) the aggregate amount actually paid by the Company and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures), (iii) increases in Consolidated Working Capital for such fiscal year, and (iv) the aggregate net amount of non-cash gain on the Disposition of property by the Company and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States in effect on the date of this Indenture. For purposes of this Indenture and the Securities, the term “consolidated” with respect to any Person means such Person consolidated with its Subsidiaries.

“Global Legend” means the Restrictive Legend for Global Security set forth in Exhibit D.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Grantor” means the Company and each Guarantor.

“Guarantee” means any guarantee of the obligations of the Company under this Indenture and the Securities by a Guarantor in accordance with the provisions of this Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor” ) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantor” means any Person that incurs a Guarantee of the Securities; provided that upon the release and discharge of such Person from its Guarantee in accordance with this Indenture, such Person shall cease to be a Guarantor.

“Hedge Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements, and other similar agreements entered into by the Company or any Subsidiary Guarantor in the ordinary course of business (and not for speculative purposes) in order to protect the Company or any of its Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices.

“Holder” or “Securityholder” means the registered holder of any Security.

“incur” means to directly or indirectly create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness and “incurrence” shall have a correlative meaning.

“Indebtedness” means of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services that in accordance with GAAP would be included as liabilities in the balance sheet of such Person, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds, or similar arrangements, (g) all Obligations of such Person in respect of Disqualified Capital Stock, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 6.01 only, all obligations of such Person in respect of Swap Agreements; provided, that Indebtedness shall not include (i) trade and other ordinary course payables and accrued expenses arising in the ordinary course of business, (ii) prepaid or deferred revenue arising in the ordinary course of business and (iii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller of such assets. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indenture” means this Indenture, as amended, restated or supplemented from time to time in accordance with the terms hereof.

“Indenture Documents” means, collectively, this Indenture, the Securities, the Security Documents, the Guarantees and each other agreement, instrument or document executed and delivered in connection therewith.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of November 1, 2007 between Silcon Valley Bank and the Collateral Agent.

“Interest Payment Date” shall have the meaning set forth in paragraph I of each Security.

“Interest Period” means the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date.

“Investments” means any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase of any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person.

“Issue Date” means November 1, 2007.

“Junior Financing” means any Indebtedness of the Company or any of its Subsidiaries that is subordinated in right of payment to the Securities.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

“LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Bloomberg Page BBAM1 as of 11:00 a.m., London time, on the Determination Date. If Bloomberg Page BBAM1 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Company, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the second London

Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Company, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

“London Banking Day” is any day in which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Margin” means, with respect to the calculation of interest for any Interest Rate Period, the following percentage applicable to such Interest Rate Period(s):

Interest Rate Period	Margin
Issue Date to one-year anniversary of Issue Date	5.00%
From and after the one-year anniversary of Issue Date and prior to the two-year anniversary of the Issue Date	5.50%
From and after the two-year anniversary of Issue Date	6.00%

“Material Adverse Effect” means a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Indenture or any of the other Indenture Documents or the rights or remedies of the Trustee or the Holders hereunder or thereunder.

“Maturity Date” means November 1, 2012.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means (a) in connection with any Asset Sale, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Securities and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Securities and all other obligations and liabilities of the Company to the Trustee or to any Holder, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Indenture, any other Indenture Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all reasonable fees, charges and disbursements of counsel to the Trustee or to any Holder that are required to be paid by the Company pursuant hereto) or otherwise.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers of the Company, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that is delivered to the Trustee and meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Trustee, the Company or a Guarantor.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition” means the acquisition, by merger or otherwise, by the Company or any of its Subsidiaries of assets or Capital Stock, so long as (a) such acquisition and all transactions related thereto shall be consummated in accordance with applicable law; (b) such acquisition shall result in the issuer of such Capital Stock, if any, becoming a Subsidiary Guarantor, to the extent required by Section 4.15 hereof; (c) such acquisition shall result in the Collateral Agent, for the benefit of the Holders, being granted a security interest in any Capital Stock or any assets so acquired, to the extent required by Section 4.09 hereof; (d) after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing; and (e) the Borrower shall be in compliance, on a pro forma basis (consistent with Regulation S-X) after giving effect to such acquisition (including any Indebtedness assumed or permitted to exist or incurred pursuant to Section 4.17), with the covenants set forth in Section 4.16 as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section 4.16 as if such acquisition had occurred on the first day of such Test Period.

“Permitted Encumbrances” means the following types of Liens:

(a) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required hereunder;

(b) statutory Liens of landlords, carriers, warehousemen, utilities, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as (A) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (B) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral on account of such Lien;

(c) Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off and Liens in favor of a depository bank or a securities intermediary pursuant to such depository bank’s or securities intermediary’s customary customer account agreement; provided that (i) such account with such depository bank or securities intermediary is not a dedicated cash collateral account and is not generally subject to restriction against access by the Company or any of its Subsidiaries owning the affected account and (ii) such account is not intended by the Company or any of its Subsidiaries to provide collateral to the depository institution or securities intermediary for obligations owing to that depository institution other than customary fees and charges;

(d) any attachment or judgment Lien not constituting an Event of Default hereunder;

(e) licenses (with respect to intellectual property and other property), leases or subleases granted to third parties in accordance with any applicable terms of the Security Documents and not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations;

(f) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case, which do not and will not interfere in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations;

(g) any (i) interest or title of a lessor or sublessor under any lease not prohibited by this Indenture, (ii) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (ii), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(h) Liens arising from filing UCC financing statements relating solely to leases, Capital Leases and Liens permitted pursuant to this Indenture;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;

(k) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Company and its Subsidiaries; and

(l) the rights of licensors under intellectual property licenses not prohibited by this Indenture.

“Permitted Holders” means each of the Sponsors and their respective Affiliates, but not including, however, any portfolio companies of any of the Sponsors.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Plan” means at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Record Date” means the applicable Record Date specified in the Securities; provided that if any such date is not a Business Day, the Record Date shall be the first day immediately preceding such specified day that is a Business Day.

“Redemption Date,” when used with respect to any Security to be redeemed, means the date fixed for such redemption pursuant to this Indenture and the Securities, including the Asset Sale Redemption Date, the Excess Cash Flow Redemption Date or the Financing Event Redemption Date, as the case may be.

“Redemption Price,” when used with respect to any Security to be redeemed, means the price fixed for such redemption, payable in immediately available funds, pursuant to this Indenture and the Securities.

“refinance” means to extend, refinance, renew, replace, defease or refund, including successively; and “refinancing” and “refinanced” shall have correlative meanings.

“Registration Rights Agreement” means the registration rights agreement dated as of November 1, 2007 relating to the Securities, as such agreement may be amended or modified from time to time.

“Regulation S-X” means Regulation S-X under the Securities Act.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, (a) when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred to because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture and (b) when used with respect to the Company, any Officer or other executive officer of the Company.

“Restricted Securities Legend” means the Restrictive Legend for Restricted Securities set forth in Exhibit C.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or any successor thereto.

“Secured Parties” means, collectively, the Holders, the Trustee, the Collateral Agent and each other agent appointed by the Trustee and the Holders.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Securities Purchase Agreement” means the Purchase Agreement dated November 1, 2007, among the Company, the Guarantors and the Sponsors.

“Securities Register” means the register of Securities, maintained by the Registrar, pursuant to Section 2.03.

“Security Agreement” means, collectively, the Security Agreement executed by the Company and the Guarantors, substantially in the form of Exhibit F, together with each other security agreement supplement executed and delivered pursuant hereto.

“Security Documents” means, collectively, the Security Agreement, each of the other mortgages, collateral assignments, Security Agreement supplements, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent pursuant hereto, and each of the other agreements, instruments or documents delivered to the Collateral Agent pursuant hereto or to such Security Document that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Shelf Registration Statement” shall have the meaning set forth in the Registration Rights Agreement.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, as such Regulation is in effect on the date hereof.

“Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Sponsor” means shall mean each of Silver Lake Partners, L.P., Silver Lake Investors, L.P., Silver Lake Technology Investors, L.L.C., TPG Starburst III, LLC, TPG Starburst IV, LLC and T3 Starburst II, LLC and Integral Capital Partners VI, L.P. and any Affiliates of the foregoing.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise and (y) such Person or any Wholly Owned Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

Unless otherwise specified, a “Subsidiary” without further attribution shall mean a Subsidiary of the Company.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries shall be a “Swap Agreement”.

“Test Period” means the four consecutive completed fiscal quarters of the Company then last ended.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as amended, as in effect on the date of the execution of this Indenture until such time as this Indenture is qualified under the TIA, and thereafter as in effect on the date on which this Indenture is qualified under the TIA, except as otherwise provided in Section 9.03.

“Transaction” means the transactions contemplated by the Agreement and Plan of Merger dated as of September 19, 2007 and as amended as of October 1, 2007 and from time to time thereafter, among the Company, Bradley Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, Network General Central Corporation, a Delaware corporation, Network General Corporation, a Delaware corporation and Silver Lake Partners, L.P., a Delaware limited partnership, and TPG Starburst IV, LLC, a Delaware limited liability company.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and thereafter means such successor.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“U.S. Government Securities” means securities that are

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“U.S. Legal Tender” means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Wholly Owned Subsidiary Guarantor” is a Guarantor that is a Wholly Owned Subsidiary.

SECTION 1.02. Other Definitions.

Term	Defined on Page
“$”	22
“Acceleration Notice”	62
“Affiliate Transaction”	57
“Agent Members”	25
“Asset Sale Offer Amount”	42
“Asset Sale Offer”	42
“Asset Sale Payment Date”	43
“Asset Sale Payment”	42
“Asset Sale Redemption Date”	42
“Authenticating Agent”	27
“Company Order”	27
“Company”	1
“Covenant Defeasance”	77
“Daily Interest Amount”	22
“Defaulted Interest”	34
“dividends”	55
“Excess Cash Flow Offer Amount”	44
“Excess Cash Flow Offer”	44

“Excess Cash Flow Payment Date”	45
“Excess Cash Flow Payment”	44
“Excess Cash Flow Redemption Date”	44
“Financing Event Offer Amount”	47
“Financing Event Offer”	47
“Financing Event Payment Date”	47
“Financing Event Payment”	47
“Financing Event Redemption Date”	46
“Financing Event”	46
“Global Security”	24
“Guarantee Obligations”	85
“indenture securities”	20
“indenture security holder”	20
“indenture to be qualified”	20
“indenture trustee”	21
“institutional trustee”	21
“Investments”	56
“Legal Defeasance”	76
“Legal Holiday”	95
“obligor”	21
“Paying Agent”	27
“primary obligor”	9
“protected purchaser”	31
“Reference Period”	6
“Registrar”	27
“Securities Register”	27
“Securities”	1
“Senior Secured Floating Rate Notes Due 2012”	23
“Special Acquisition”	6
“Special Disposition”	6
“Special Interest Payment Date”	34
“Special Record Date”	34
“Successor Guarantor”	87
“Trustee”	1

SECTION 1.03. Incorporation by Reference of TIA.

Whenever this Indenture refers to a provision of the TIA, such provision is incorporated by reference in, and made a part of, this Indenture as if this Indenture were qualified under the TIA. The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Securities.

“indenture security holder” means a Holder or a Securityholder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Company or any other obligor on the Securities.

All other TIA terms used in this Indenture that are defined by the TIA, defined by the TIA reference to another statute or defined by Commission rule and not otherwise defined herein have the meanings assigned to them therein.

SECTION 1.04. Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it herein, whether defined expressly or by reference;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and words in the plural include the singular;

(5) words used herein implying any gender shall apply to both genders;

(6) provisions apply to successive events and transactions;

(7) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(8) the words “including,” “includes” and similar words shall be deemed to be followed by “without limitation”;

(9) accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this Indenture;

(10) the amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof in the case of any other Indebtedness;

(11) for purposes of determining compliance with any U.S. dollar-denominated restriction contained in this Indenture, the U.S. dollar-equivalent amount denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, or made, in the case of Investments or other amounts; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced;

(12) notwithstanding any other provision under this Indenture, the maximum amount of Indebtedness, Investments and other amounts that the Company and its Subsidiaries may incur pursuant to this Indenture shall not be deemed to be exceeded, with regard to any outstanding Indebtedness, Investments or other amounts, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinancing Indebtedness is denominated that is in effect on the date of such refinancing;

(13) unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP;

(14) “$” and “U.S. Dollars” each refer to United States dollars, or such other money of the United States of America that at the time of payment is legal tender for payment of public and private debts;

(15) whenever in this Indenture there is mentioned, in any context, principal, interest or any other amount payable under or with respect to any Securities, such mention shall be deemed to include mention of the payment of Additional Interest, to the extent that, in such context, Additional Interest is, was or would be payable in respect thereof;

(16) the amount of interest for each day that the Securities are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Securities. The amount of interest to be paid on the Securities for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period; and

(17) all percentages resulting from any calculations of interest due on the Securities will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or 0.09876545) being rounded to 9.87655% (or 0.0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

ARTICLE TWO

THE SECURITIES

SECTION 2.01. Form, Dating and Terms.

(a) The aggregate principal amount of Securities that may be authenticated and delivered under this Indenture is unlimited. The Securities issued on the date hereof will be in an aggregate principal amount not to exceed $100,000,000 upon execution of this Indenture, or from time to time thereafter, as may be executed by the Company and delivered to the Trustee for authentication, and as the Trustee shall, upon receipt of a Company Order, authenticate and deliver to or upon the written order of the Company, signed by its chief Executive Officer, its President, its Chief Operating Officer or any Vice President (whether or not designated by a number or numbers or word or words added before or after the title “Vice President”), without any further action by the Company thereafter. In addition, the Company may issue, from time to time in accordance with the provisions of this Indenture, additional Securities. Furthermore, Securities may be authenticated and delivered upon registration or transfer, or in lieu of, other Securities pursuant to Section 2.06, 2.07, 2.10 or 9.05 or in connection with an Asset Sale Offer pursuant to Section 4.11, an Excess Cash Flow Offer pursuant to Section 4.12 or a Financing Event Offer pursuant to Section 4.13.

The Securities shall be known and designated as “Senior Secured Floating Rate Notes Due 2012” of the Company.

The Securities shall be considered collectively as a single class for all purposes of this Indenture. Holders of the Securities will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Securities shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

(b) The Securities issued on the Issue Date are being offered and sold by the Company pursuant to the Securities Purchase Agreement and the Registration Rights Agreement.

The principal of (and premium, if any) and interest on the Securities shall be payable at the office or agency of the Company maintained for such purpose at the Corporate Trust Office, or at such other office or agency of the Company as may be maintained for such purpose pursuant to Section 2.03; provided, however, that, at the option of the Company, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Securities Register or (ii) wire transfer to an account located in the United States maintained by the payee. Payments in respect of Securities represented by a Global Security (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depositary. Payments in respect of Securities represented by Definitive Securities (including principal, premium, if any, and interest) held by a Holder will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than three Business Days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

The Securities and the Trustee’s certificate of authentication to be borne by such Securities shall be substantially in the form set forth in Exhibit B. The terms and provisions contained in the Form of Initial Security attached as Exhibit B hereto shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

Any of the Securities may have such letters, numbers or other marks of identification and such notations, legends, endorsements (which may include a schedule to reflect increases or decreases in principal amount of a Global Security) or changes as the officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Indenture, or as may be required by the custodian or the Depositary as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Securities may be listed, or to conform to usage, or to indicate any special limitations or restrictions to which any particular Securities are subject.

So long as the Securities are eligible for book-entry settlement with the Depositary, or unless otherwise required by law, or otherwise contemplated by Section 2.01(f), all of the Securities may be represented by one or more Securities in global form registered in the name of the Depositary or the nominee of the Depositary (each, a “Global Security”). The transfer and exchange of beneficial interests in any such Global Security shall be effected through the Depositary in accordance with this Indenture and the applicable procedures of the Depositary. Such Global Security shall bear the Global Legend.

Any Global Security shall represent such of the outstanding Securities as shall be specified therein and shall provide that it shall represent the aggregate principal amount of outstanding Securities from time to time endorsed thereon and that the aggregate principal amount of outstanding Securities represented thereby may from time to time be increased or reduced to reflect redemptions, repurchases, conversions, transfers or exchanges permitted hereby. Any endorsement of a Global Security to reflect the amount of any increase or decrease in the principal amount of outstanding Securities represented thereby shall be made by the Trustee or the custodian, at the direction of the Trustee, in such manner and upon instructions given by the holder of such Securities in accordance with this Indenture. Payment of the principal amount of and interest on any Global Security shall be made to the holder of such Security.

(c) Denominations. The Securities shall be issuable only in fully registered form, without interest coupons, and only in denominations of $2,000 and an integral multiple of $1,000 thereof.

(d) Restrictive Legends. Unless and until a Security is transferred under an effective registration statement, such Security shall bear the Restricted Securities Legend on the face thereof. By its acceptance of any Security bearing the Restricted Securities Legend, each Holder of such Security acknowledges the restrictions on transfer of such Security set forth in this Indenture and in the Restricted Securities Legend and agrees that it will transfer such Security only as provided in this Indenture.

(e) Book-Entry Provisions.

(i) This Section 2.01(e) shall apply only to Global Securities deposited with the Trustee, as custodian for the Depositary.

(ii) Each Global Security initially shall (A) be registered in the name of the Depositary for such Global Security or the nominee of the Depositary, (B) be delivered to the Trustee as custodian for the Depositary and (C) bear legends as set forth in Section 2.01(d).

(iii) Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Security held on their behalf by the Depositary or by the Trustee as the custodian of the Depositary or under such Global Security, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a Holder of a beneficial interest in any Global Security.

(iv) In connection with any transfer of a portion of the beneficial interest in a Global Security pursuant to subsection (f) of this Section 2.01 to beneficial owners who are required to hold Definitive Securities, the Trustee shall reflect on its books and records the date and a decrease in the principal amount of such Global Security in an amount equal to the principal amount of the beneficial interest in the Global Security to be transferred, and the Company shall execute, and the Trustee shall, upon receipt of a Company Order, authenticate and make available for delivery, one or more Definitive Securities of like tenor and amount.

(v) In connection with the transfer of an entire Global Security to beneficial owners pursuant to subsection (f) of this Section 2.01, such Global Security shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall, upon receipt of a Company Order, authenticate and make available for delivery, to each beneficial owner identified by the Depositary in exchange for its beneficial interest in such Global Security, an equal aggregate principal amount of Definitive Securities of authorized denominations.

(vi) The registered Holder of a Global Security may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Securities.

(vii) Any Holder of a Global Security shall, by acceptance of such Global Security, agree that transfers of beneficial interests in such Global Security may be effected only through a book-entry system maintained by (a) the Holder of such Global Security (or its agent) or (b) any Holder of a beneficial interest in such Global Security, and that ownership of a beneficial interest in such Global Security shall be required to be reflected in a book entry.

(f) Definitive Securities.

(i) Except as provided below, owners of beneficial interests in Global Securities will not be entitled to receive Definitive Securities. If required to do so pursuant to any applicable law or regulation, beneficial owners may obtain Definitive Securities in exchange for their beneficial interests in a Global Security upon written request in accordance with the Depositary’s and the Registrar’s procedures. In addition, Definitive Securities shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Security if (A) the Depositary notifies the Company at any time that it is unwilling or unable to continue as depositary for such Global Security or the Depositary ceases to be a clearing agency registered under the Exchange Act, at a time when the Depositary is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Company within 90 days of such notice or, (B) the Company in its sole discretion executes and delivers to the Trustee and Registrar an Officers’ Certificate stating that such Global Security shall be so exchangeable or (C) an Event of Default has occurred and is continuing and the Registrar and the Trustee have received a written request from the Depositary. In the event of the occurrence of any of the events specified in clause (A), (B) or (C) of the preceding sentence, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Securities in fully registered form without interest coupons.

(ii) Any Definitive Security delivered in exchange for an interest in a Global Security pursuant to Section 2.01(e)(iv) or (v) shall, except as otherwise provided by Section 2.06(c), bear the applicable legend regarding transfer restrictions applicable to the Definitive Security set forth in Section 2.01(d).

(iii) In connection with the exchange of a portion of a Definitive Security for a beneficial interest in a Global Security, the Trustee shall, upon receipt of a Company Order, cancel such Definitive Security, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Security representing the principal amount not so transferred.

SECTION 2.02. Execution and Authentication.

One Officer shall sign the Securities for the Company by manual or facsimile signature. If an Officer whose signature is on a Security no longer holds that office at the time the Trustee authenticates the Security, the Security shall be valid nevertheless.

A Security shall not be valid and shall not be entitled to any benefit under this Indenture until an authorized signatory of the Trustee manually authenticates the Security. The signature of the Trustee on a Security shall be conclusive evidence that such Security has been duly and validly authenticated and issued under this Indenture. A Security shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery Securities for original issue on the Issue Date in an aggregate principal amount of $100,000,000 upon a written order of the Company signed by an Officer of the Company (the “Company Order”). Such Company Order shall specify whether the Securities will be in the form of Definitive Securities or Global Securities, the amount of the Securities to be authenticated and the date on which the original issue of Securities is to be authenticated.

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Company to authenticate the Securities. Any such appointment shall be evidenced by an instrument signed by a Responsible Officer of the Trustee, a copy of which shall be furnished to the Company. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Securities whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

For the avoidance of doubt, whenever in this Indenture an action of the Trustee requires a Company Order to perform such action and such action is otherwise required by the Trustee, the Company shall promptly execute and deliver such Company Order to the Trustee.

SECTION 2.03. Registrar and Paying Agent.

The Company shall maintain (a) an office or agency where Securities may be presented for registration of transfer or for exchange (the “Registrar”), (b) an office or agency where the Securities may be presented for payment (the “Paying Agent”) and (c) an office or agency where notices and demands to or upon the Company, if any, in respect of the Securities and this Indenture may be served. The Registrar shall keep a register of the Securities and of their transfer and exchange (the “Securities Register”). The Company may have one or more co-registrars and one or more additional Paying Agents. The term “Registrar” includes any co-registrars. The Company or any Affiliate thereof may act as Registrar or Paying Agent. The term “Paying Agent” includes any additional paying agent.

The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the provisions of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of each such agent. If the Company fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such and shall be entitled to appropriate compensation therefor in accordance with Section 7.07.

The Company initially appoints the Corporate Trust Office of the Trustee to act as Registrar, Paying Agent and agent for service of notices and demands in connection with the Securities and this Indenture.

The Company may change the paying agents or the registrars without prior notice to the Holders. Any of the Company’s Wholly Owned Subsidiaries organized in the United States may act as Paying Agent or Registrar.

The Company may also from time to time designate one or more other offices or agencies where the Securities may be presented or surrendered for any or all such purposes and may from time to time rescind such designations.

SECTION 2.04. Paying Agent To Hold Assets in Trust.

The Company shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of or premium or interest on the Securities (whether such money has been paid to it by the Company, one or more of the Guarantors or any other obligor on the Securities) and the Company and each Paying Agent shall notify the Trustee in writing of any Default by the Company (or any other obligor on the Securities) in making any such payment. Money held in trust by a Paying Agent need not be segregated except as required by law and in no event shall a Paying Agent be liable for any interest on any money received by it hereunder. If any Subsidiary of the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and account for any funds disbursed and the Trustee may at any time during the continuance of any Event of Default, upon written request to a Paying Agent, require such Paying Agent to pay forthwith all money so held by it to the Trustee and to account for any funds disbursed. Upon complying with this Section 2.04, the Paying Agent (if other than a Subsidiary of the Company) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Company, the Trustee shall serve as Paying Agent for the Securities.

SECTION 2.05. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, or to the extent otherwise required under the TIA, the Company, on its own behalf and on behalf of each of the Subsidiaries, if any, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least two (2) Business Days prior to each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders, which list may be conclusively relied upon by the Trustee.

SECTION 2.06. Transfer and Exchange.

(a) Restricted Securities Legend. Upon the transfer, exchange or replacement of Securities not bearing a Restricted Securities Legend, the Registrar shall deliver Securities that do not bear a Restricted Securities Legend. Upon the transfer, exchange or replacement of Securities bearing a Restricted Securities Legend, the Registrar shall deliver only Securities that bear a Restricted Securities Legend unless (i) a Security is being transferred pursuant to the Shelf Registration Statement or other effective registration statement or (ii) there is delivered to the Registrar an Opinion of Counsel satisfactory to the Company and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

(b) The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.01 or this Section 2.06. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

(c) Obligations with Respect to Transfers and Exchanges of Securities.

(i) To permit registrations of transfers and exchanges, at the Registrar’s request, the Company shall, subject to the other terms and conditions of this Article Two, execute and the Trustee shall, upon receipt of a Company Order, authenticate Definitive Securities and Global Securities.

(ii) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require the Holder to pay a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Section 9.05).

(iii) The Company (and the Registrar) shall not be required to register the transfer of or exchange of any Security (1) for a period beginning 15 days before the mailing of a notice of an offer to repurchase or redeem Securities and ending at the close of business on the day of such mailing, and (2) during an Asset Sale Offer, an Excess Cash Flow Offer or a Financing Event Offer, if such Security is tendered pursuant to such Asset Sale Offer, Excess Cash Flow Offer or Financing Event Offer and not withdrawn.

(iv) Prior to the due presentation for registration of transfer of any Security, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Security is registered as the absolute owner of such Security for the purpose of receiving payment of principal of, premium, if any, and interest on such Security and for all other purposes whatsoever, including the transfer or exchange of such Security, whether or not such Security is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(v) Any Definitive Security delivered in exchange for an interest in a Global Security pursuant to Section 2.01(f) shall, except as otherwise provided by Section 2.06(a), bear the applicable legend regarding transfer restrictions applicable to the Global Security set forth in Section 2.01(d).

(vi) All Securities issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Securities surrendered upon such transfer or exchange.

(d) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Security, a member of, or a participant in, the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Securities or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount or delivery of any Securities (or other security or property) under or with respect to such Securities. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Securities shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of a Global Security). The rights of beneficial owners in any Global Security shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Security (including any transfers between or among the Depositary participants, members or beneficial owners in any Global Security) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(e) No Transfer Prior to May 1, 2008. Notwithstanding anything in this Indenture to the contrary, none of the Securities, whether represented in the form of a Definitive Security or Global Security, nor any interest therein, shall be transferred by the initial beneficial Holders thereof without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) prior to May 1, 2008; provided that such initial beneficial Holders may transfer such Securities to any Permitted Holder (which Permitted Holder shall then be bound by this provision as though it were an initial beneficial Holder) without the prior written consent of the Company.

SECTION 2.07. Mutilated, Destroyed, Lost or Stolen Securities.

If a mutilated Security is surrendered to the Registrar or the Trustee, or if the Holder of a Security claims that the Security has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall, upon receipt of a Company Order, authenticate a replacement Security if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) notifies the Company or the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Company or the Trustee prior to the Security being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Company, such Holder shall furnish an indemnity bond satisfactory to the Trustee sufficient to protect the Company, the Trustee, the Paying Agent and the Registrar from any loss which any of them may suffer if a Security is replaced, and, in the absence of notice to the Company, any Subsidiary or the Trustee that such Security has been acquired by a bona fide purchaser, the Company shall execute and, upon receipt of a Company Order, the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Security or in lieu of any such destroyed, lost or stolen Security, a new Security of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Security has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Security, pay such Security.

The Company may charge such Holder for the Company’s reasonable out-of-pocket expenses in replacing such Security, and may require the payment by the Holder of a sum sufficient to cover any tax or other governmental charge that may reasonably be imposed in relation thereof, and the Trustee may charge the Company for the Trustee’s expenses (including reasonable attorneys’ fees and disbursements) in replacing such Security.

Every new Security issued pursuant to this Section 2.07 in lieu of any mutilated, destroyed, lost or stolen Security shall constitute an original additional contractual obligation of the Company, any Subsidiary (if applicable) and any other obligor upon the Securities, whether or not the mutilated, destroyed, lost or stolen Security shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Securities duly issued hereunder.

The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities.

SECTION 2.08. Outstanding Securities.

The Securities outstanding at any time are all the Securities that have been authenticated by the Trustee except (a) those canceled by it, (b) those delivered to it for cancellation, (c) to the extent set forth in Section 8.01 and Section 8.02, on or after the date the conditions set forth in Section 8.01 or Section 8.02 have been satisfied and (d) those Securities described in this Section as not outstanding. A Security does not cease to be outstanding in the event either of the Company or an Affiliate of the Company holds the Security, provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 2.09 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Securities are present at a meeting of Holders of Securities for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Securities which a Responsible Officer of the Trustee actually knows to be held by the Company or an Affiliate of the Company shall not be considered outstanding.

If a Security is replaced pursuant to Section 2.07 (other than a mutilated Security surrendered for replacement), it ceases to be outstanding and interest on it ceases to accrue unless the Trustee and the Company receive proof satisfactory to them that the replaced Security is held by a bona fide purchaser in whose hands such Security is a legal, valid and binding obligation of the Company. A mutilated Security ceases to be outstanding upon surrender of such Security and replacement thereof pursuant to Section 2.07.

If the principal amount of any Security is considered paid under Section 4.01, it ceases to be outstanding and interest ceases to accrue. If on a Redemption Date or the Maturity Date the Trustee or Paying Agent (other than the Company or an Affiliate thereof) holds U.S. Legal Tender or U.S. Government Securities sufficient to pay all of the principal, premium, if any, and accrued interest payable on that date with respect to the Securities (or portions thereof) to be redeemed or maturing, as the case may be, and the Trustee or Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Securities (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.09. Treasury Securities.

In determining whether the Holders of the required principal amount of Securities have concurred in any direction, waiver or consent, Securities owned by the Company or any of its Affiliates shall be disregarded, except that, for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Securities that a Responsible Officer of the Trustee actually knows are so owned shall be disregarded. Also, subject to the foregoing, only Securities outstanding at the time shall be considered in any such determination.

SECTION 2.10. Temporary Securities.

In the event that Definitive Securities are to be issued under the terms of this Indenture, until such Definitive Securities are ready for delivery, the Company may prepare and the Trustee shall, upon receipt of a Company Order, authenticate temporary Securities. Temporary Securities shall be substantially in the form, and shall carry all rights, of Definitive Securities but may have variations that the Company considers appropriate for temporary Securities. Without unreasonable delay, the Company shall prepare and the Trustee shall, upon receipt of a Company Order, authenticate Definitive Securities. Notwithstanding the foregoing, so long as the Securities are represented by a Global Security, such Global Security may be in typewritten form. After the preparation of Definitive Securities, the temporary Securities shall be exchangeable for Definitive Securities upon surrender of the temporary Securities at any office or agency maintained by the Company for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Securities, the Company shall execute, and the Trustee shall, upon receipt of a Company Order, authenticate and make available for delivery in exchange therefor, one or more Definitive Securities representing an equal principal amount of Securities. Until so exchanged, the Holder of temporary Securities shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Securities.

SECTION 2.11. Cancellation.

The Company at any time may deliver Securities to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Securities surrendered to them for transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent (other than the Company or a Subsidiary), and no one else, shall cancel and, at the written direction of the Company, shall dispose of all Securities surrendered for transfer, exchange, payment or cancellation in accordance with its customary procedures. Subject to Section 2.07, the Company may not issue new Securities to replace Securities that it has paid or delivered to the Trustee for cancellation. If the Company or any Guarantor shall acquire any of the Securities, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Securities unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.11.

At such time as all beneficial interests in a Global Security have either been exchanged for Definitive Securities, transferred, redeemed, repurchased or canceled, such Global Security shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Security is exchanged for Definitive Securities, transferred in exchange for an interest in another Global Security, redeemed, repurchased or canceled, the principal amount of Securities represented by such Global Security shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the custodian for such Global Security) with respect to such Global Security, by the Trustee or the custodian, to reflect such reduction.

SECTION 2.12. Payment of Interest; Defaulted Interest.

Interest on any Security which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Security (or one or more predecessor Securities) is registered at the close of business on the Record Date for such payment at the office or agency of the Company maintained for such purpose pursuant to Section 2.03.

Any interest on any Security which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate per annum borne by the Securities plus 2% per annum (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Company, at its election in each case, as provided in clause (1) or (2) below:

(1) The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Securities (or their respective predecessor Securities) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Security and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Trustee shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than 15 days and not less than 10 days prior to the Special Interest Payment Date. The Trustee shall promptly notify the Company of such Special Record Date, and in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for under Section 12.02, not less than 10 days prior to such Special Record Date. Notice shall include the subsequent special Record Date, the payment date and the amount of defaulted interest, and interest payable on such defaulted interest, if any, to be paid. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Securities (or their respective predecessor Securities) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (2).

(2) The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements (if applicable) of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Company to the Trustee of the proposed payment pursuant to this sentence, such manner of payment shall be deemed in its sole discretion practicable by the Trustee.

SECTION 2.13. CUSIP, ISIN and Common Code Numbers.

The Company in issuing the Securities may, at its option, use CUSIP, Common Code or ISIN numbers and, if so, the Trustee shall use CUSIP, Common Code or ISIN numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of such numbers either as printed on the Securities or as contained in any notice of a redemption that reliance may be placed only on the other identification numbers printed on the Securities, and any such redemption shall not be affected by any defect in or omission of such CUSIP, Common Code or ISIN number. The Company shall promptly notify the Trustee in writing of any change in the CUSIP, Common Code or ISIN number.

SECTION 2.14. Deposit of Moneys.

Prior to 10:00 a.m. New York City time, on each Interest Payment Date, the Maturity Date and each Redemption Date, the Company shall deposit with the Paying Agent in immediately available funds U.S. Legal Tender sufficient to make cash payments, if any, due on such Interest Payment Date, Maturity Date and Redemption Date, as the case may be, in a timely manner which permits the Paying Agent to remit payment to the Holders on such Interest Payment Date, Maturity Date and Redemption Date, as the case may be. The principal and interest on Global Securities shall be payable to the Depository or its nominee, as the sole registered owner and the sole Holder of the Global Securities represented thereby. The principal and interest on Definitive Securities shall be payable, in person, at the office of the applicable Paying Agent, by mail or by wire if elected under Section 2.01 hereof.

SECTION 2.15. Calculation of principal amount of Securities.

The aggregate principal amount of the Securities, at any date of determination, shall be the principal amount of the Securities at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Securities, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Securities, the Holders of which have so consented, by (b) the aggregate principal amount, as of such date of determination, of the Securities then outstanding, in each case, as determined in accordance with the preceding sentence, and Section 2.08 of this Indenture. Any such calculation made pursuant to this Section 2.15 shall be made by the Company and delivered to the Trustee pursuant to an Officers’ Certificate.

ARTICLE THREE

REDEMPTION

SECTION 3.01. Notices to Trustee.

If the Company elects to redeem Securities pursuant to Section 5 of the form of Securities set forth in Exhibit B hereto, it shall notify the Trustee in writing of the Redemption Date, the Redemption Price and the principal amount of Securities to be redeemed. The Company shall give notice of redemption to the Paying Agent and Trustee at least 30 days but not more than 60 days before the Redemption Date, together with an Officers’ Certificate stating that such redemption will comply with the conditions contained herein.

SECTION 3.02. Selection of Securities to be Redeemed.

If less than all of the Securities are to be redeemed at any time, the Trustee will select Securities for redemption as follows:

(1) if the Securities are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Securities are listed; or

(2) if the Securities are not listed on any securities exchange, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate.

No Securities of $2,000 or less shall be redeemed in part.

SECTION 3.03. Notice of Redemption.

At least 30 days but not more than 60 days before a Redemption Date, the Company shall send a notice of redemption by electronic transmission or by first class mail, postage prepaid, to each Holder whose Securities are to be redeemed at its registered address except that redemption notices may be sent more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Securities or a satisfaction and discharge of this Indenture. At the Company’s request, the Trustee shall forward the notice of redemption in the Company’s name and at the Company’s expense; provided that in such case, the Trustee has received notice from the Company at least 45 days, but not more than 60 days (except as provided in the previous sentence), before a Redemption Date (unless a shorter notice shall be agreed to by the Trustee). Securities called for redemption become irrevocably due on the date fixed for redemption. On and after the Redemption Date, interest ceases to accrue on Securities or portions of them called for redemption. Each notice of redemption shall identify the Securities (including the CUSIP number) to be redeemed and shall state:

(1) the Redemption Date;

(2) the Redemption Price and the amount of accrued interest, if any, to be paid;

(3) the name and address of the Paying Agent;

(4) that Securities called for redemption must be surrendered to the Paying Agent to collect the Redemption Price, plus accrued interest, if any;

(5) that, unless the Company defaults in making the redemption payment, interest on Securities called for redemption ceases to accrue on and after the Redemption Date, and the only remaining right of the Holders of such Securities is to receive payment of the Redemption Price upon surrender to the Paying Agent of the Securities redeemed;

(6) if any Security is being redeemed in part, the portion of the principal amount of such Security to be redeemed and that, after the Redemption Date, and upon surrender of such Security, a new Security or Securities in aggregate principal amount equal to the unredeemed portion thereof will be issued;

(7) if fewer than all the Securities are to be redeemed, the identification of the particular Securities (or portion thereof) to be redeemed, as well as the aggregate principal amount of Securities to be redeemed and the aggregate principal amount of Securities to be outstanding after such partial redemption;

(8) the CUSIP Number, ISIN and/or Common Code number, if any, printed on the Securities being redeemed;

(9) that no representation is made as to the correctness or accuracy of the CUSIP number or ISIN and/or Common Code number, if any, listed in such notice or printed on the Securities; and

(10) the Section of the Securities pursuant to which the Securities are to be redeemed.

The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Security designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Security. Notices of redemption may not be conditional.

SECTION 3.04. Effect of Notice of Redemption.

Once notice of redemption is sent in accordance with Section 3.03, Securities called for redemption become due and payable on the Redemption Date and at the Redemption Price plus accrued interest, if any. Upon surrender to the Trustee or Paying Agent, such Securities called for redemption shall be paid at the Redemption Price (which shall include accrued interest thereon to the Redemption Date), but installments of interest, the maturity of which is on or prior to the Redemption Date, shall be payable to Holders of record at the close of business on the relevant Record Dates. On and after the Redemption Date interest shall cease to accrue on Securities or portions thereof called for redemption.

SECTION 3.05. Deposit of Redemption Price.

With respect to the Securities, prior to 10:00 a.m., New York time, on the Redemption Date, the Company shall deposit with the Paying Agent (or, if the Company or a Wholly Owned Subsidiary is a Paying Agent, shall segregate and hold in trust) U.S. Legal Tender and/or U.S. Government Securities sufficient to pay the Redemption Price of and accrued interest on all Securities or portions thereof to be redeemed on that date other than Securities called for redemption that have been delivered by the Company to the Trustee for cancellation. On and after the Redemption Date, interest shall cease to accrue on the Securities or portions thereof called for redemption so long as the Company has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest on, the Securities.

SECTION 3.06. Securities Redeemed in Part.

If any Security is to be redeemed in part only, the notice of redemption that relates to such Security shall state the portion of the principal amount thereof to be redeemed. A new Security in principal amount equal to the unredeemed portion of the original Security shall be issued in the name of the Holder thereof upon cancellation of the original Security.

ARTICLE FOUR

COVENANTS

SECTION 4.01. Payment of Securities.

(a) The Company shall pay the principal of (and premium, if any) and interest on the Securities on the dates and in the manner provided in the Securities and this Indenture. An installment of principal of or interest on the Securities shall be considered paid on the date it is due if the Trustee or Paying Agent (other than the Company or an Affiliate thereof) holds on that date U.S. Legal Tender and/or U.S. Government Securities designated for and sufficient to pay the installment.

(b) The Company shall pay interest on overdue principal (including post petition interest in a proceeding under any Bankruptcy Law), and overdue interest, to the extent lawful, at the same rate per annum borne by the Securities plus 2% per annum in accordance with the terms hereof.

SECTION 4.02. Maintenance of Office or Agency.

(a) The Company shall maintain the offices or agencies required under Section 2.03. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such offices or agencies. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 12.02.

(b) The Company may also from time to time designate one or more other offices or agencies where the Securities may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Company hereby initially designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

SECTION 4.03. Corporate Existence.

Except as otherwise permitted by Section 4.19, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence in accordance with its organizational documents.

SECTION 4.04. Payment of Taxes and Other Claims.

The Company shall, and shall cause each of its Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all taxes, assessments and governmental charges levied or imposed upon it or any of its respective Subsidiaries or upon the income, profits or property of it or any of its respective Subsidiaries and (b) all lawful claims for labor, materials and supplies except, in each case, where the failure to pay such taxes, assessments and governmental charges or claims would not be likely to result in a Material Adverse Effect; provided that no such tax, assessment, charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a tax, assessment, charge or claim which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

SECTION 4.05. Maintenance of Properties and Insurance.

(a) The Company shall cause all material properties owned by or leased by it or any of its Subsidiaries used or useful to the conduct of its business or the business of any of its Subsidiaries to be maintained and kept in normal condition, repair and working order and supplied with all necessary equipment and shall cause to be made all repairs, renewals, replacements, and betterments thereof, all as in its judgment may be necessary, so that the business carried on in connection therewith may be properly and advantageously conducted at all times except for any failure that would not be reasonably likely to have a Material Adverse Effect; provided, however, that nothing in this Section 4.05 shall prevent the Company or any of its Subsidiaries from discontinuing the use, operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is desirable in the conduct of the business of the Company or any such Subsidiary; provided, further, that nothing in this Section 4.05 shall prevent the Company or any of its Subsidiaries from discontinuing or disposing of any properties to the extent otherwise permitted by this Indenture.

(b) The Company shall maintain, and shall cause its Subsidiaries to maintain, insurance with responsible carriers against such risks and in such amounts, and with such deductibles, retentions, self insured amounts and co-insurance provisions, as are appropriate for a business of this type and size as determined in good faith by the Company, including property and casualty loss, workers’ compensation and interruption of business insurance except where the failure to maintain such insurance would not be reasonably likely to have a Material Adverse Effect.

SECTION 4.06. Compliance Certificate; Notice of Default.

(a) The Company shall deliver to the Trustee, within 90 days after the close of each fiscal year, commencing with the fiscal year ending March 31, 2008, and within 45 days after the close of each of its first, second and third fiscal quarters, commencing with the fiscal quarter ending June 30, 2008, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture and further stating, as to each such Officer signing such certificate, that to the best of such Officer’s knowledge, the Company during such preceding fiscal year or fiscal quarter, as applicable, has kept, observed, performed and fulfilled each and every such covenant and no Default occurred during such period and at the date of such certificate there is no Default that has occurred and is continuing or, if such signers do know of such Default, the certificate shall describe its status with particularity. The Officers’ Certificate shall also notify the Trustee should the Company elect to change the manner in which it fixes its fiscal year end.

(b) The Company shall deliver to the Trustee as soon as possible, and in any event within five days after an Officer of the Company becomes aware of the occurrence of any Default, an Officers’ Certificate specifying the Default and describing its status with particularity and the action proposed to be taken thereto.

SECTION 4.07. Compliance with Laws.

The Company shall comply, and shall cause each of its Subsidiaries to comply, with all applicable statutes, rules, regulations, orders and restrictions of the United States, all states and municipalities thereof, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of their respective businesses and the ownership of their respective properties, except, in any such case, to the extent the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 4.08. Waiver of Stay, Extension or Usury Laws.

The Company shall not (to the extent permitted by applicable law) at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of and/or interest on the Securities as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture, and (to the extent permitted by applicable law) the Company hereby expressly waives all benefit or advantage of any such law, and shall not (to the extent permitted by applicable law) hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 4.09. Additional Collateral, etc.

Subject to the Security Documents, upon the acquisition by the Company or any Guarantor of any After-Acquired Property, the Company or such Guarantor shall execute and deliver such security instruments, financing statements and other documents and certificates and opinions of counsel as shall be reasonably necessary to vest in the Collateral Agent a perfected security interest in such After-Acquired Property and to have such After-Acquired Property added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.

SECTION 4.10. Impairment of Security Interest.

(a) Subject to Section 4.10(b) and except for Liens permitted hereunder, the Company shall not, and shall not permit any of its Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission might or would have the result of impairing the security interest with respect to a material portion of the Collateral for the benefit of the Secured Parties (including the priority thereof), and the Company shall not, and shall not permit any of its Subsidiaries to, grant to any Person other than the Collateral Agent, for the benefit of the Secured Parties and the other beneficiaries described in the Security Documents, any interest whatsoever in any of the Collateral.

(b) At the direction of the Company and without the consent of the Holders, the Trustee and the Collateral Agent shall from time to time enter into one or more amendments to the Security Documents to: (i) cure any ambiguity, omission, defect or inconsistency therein, (ii) add to the Collateral or (iii) make any other change thereto that does not adversely affect the Secured Parties in any material respect.

SECTION 4.11. Redemption Offer Upon Asset Sale.

(a) The Company shall not, and shall not permit any of its Subsidiaries (directly or indirectly), to consummate an Asset Sale unless:

(1) the Company (or such Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value (as determined in good faith by the Company) of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) in the case of Asset Sales involving consideration in excess of $2,000,000, the fair market value is determined in good faith by the Company’s Board of Directors; and

(3) at least 75% of the consideration received in the Asset Sale by the Company or such Subsidiary is in the form of cash or Cash Equivalents.

For purposes of clause (3) above, the amount of (i) any liabilities (as shown on the Company’s or such Subsidiary’s most recent balance sheet-or in the notes thereto) of the Company or any Subsidiary (other than liabilities that are by their terms subordinated to the Securities or the Guarantees) that are assumed by the transferee of any such assets and from which the Company and all Subsidiaries have been validly released by all creditors in writing, (ii) any securities, notes or other obligations received by the Company or such Subsidiary from such transferee that are converted by the Company or such Subsidiary into cash (to the extent of the cash received) within 30 days following the closing of such Asset Sale and (iii) solely with respect to Asset Sales consisting of leases to third parties, the total payments to be received by the Company and its Subsidiaries under any such lease shall be used as the basis for determining compliance with clause (3) above.

(b) Within 365 days after the receipt by the Company or any Subsidiary of Net Cash Proceeds from any Asset Sale, for so long as no Default or Event of Default shall have occurred and be continuing (as certified by the Company to the Trustee in the form of an Officers’ Certificate), the Company may apply those Net Cash Proceeds, at its option:

(1) to an investment (or binding agreement to invest as provided for below) in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or one of its Subsidiaries owning an amount of the Capital Stock of such business such that it constitutes a Subsidiary, (B) capital expenditures or (C) other assets, in each of (A), (B) and (C), used or useful in a business having property or assets of a similar nature or type as, or engaged in a similar business as, the Company and its Subsidiaries; and/or

(2) to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and it results in the Company or one of its Subsidiaries owning an amount of the Capital Stock of such business such that it constitutes a Subsidiary, (B) properties or (C) other assets that, in each of (A), (B) and (C), replace the businesses, properties and assets that are the subject of such Asset Sale;

provided, that in the case of clauses (1) and (2) above, (i) a binding agreement shall be treated as a permitted application of Net Cash Proceeds from the date of such commitment until the earlier of (x) the date on which such investment is consummated and (y) the 180th day following the expiration of the aforementioned 365-day period; (ii) that any such binding agreement to invest shall be subject to only customary conditions (other than financing); and (iii) to the extent the assets or property that were the subject of such Asset Sale were included in Collateral, then the Company shall use commercially reasonable efforts to ensure that Collateral Agent shall promptly receive a valid and perfected first priority lien on any business, property, assets or Capital Stock so acquired.

(c) On the 366th day after an Asset Sale (or such later date after giving effect to the proviso in the preceding paragraph) or, in each such case, such earlier date, if any, as the Board of Directors determines by Board Resolution not to apply or invest any amount of Net Cash Proceeds relating to such Asset Sale in accordance with the preceding paragraph (the “Asset Sale Redemption Date” ), the Company shall apply such remaining amount of Net Cash Proceeds toward the redemption of the Securities as set forth in this Section 4.11.

On the Asset Sale Redemption Date, the Company shall make an offer (an “Asset Sale Offer”) to all Holders to purchase, on a pro rata basis, the maximum principal amount of Securities that may be purchased out of the remaining Net Cash Proceeds from such Asset Sale (the “Asset Sale Offer Amount” ). The offer price in any Asset Sale Offer will be equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (the “Asset Sale Payment” ), and will be payable in cash.

Pending the final application of any Net Cash Proceeds, the Company shall be entitled to temporarily invest the Net Cash Proceeds in any manner that is not prohibited by this Indenture.

If any Net Cash Proceeds remain after consummation of an Asset Sale Offer, the Company shall be entitled to use those Net Cash Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Securities tendered into such Asset Sale Offer exceeds the amount of Net Cash Proceeds, the Trustee shall select the Securities to be purchased on a pro rata basis with adjustments so that only Securities in multiples of $1,000 principal amount will be purchased. Upon completion of each Asset Sale Offer, the amount of Net Cash Proceeds will be reset at zero.

Upon the commencement of an Asset Sale Offer, the Company shall send, electronically or by first class mail, a notice to the Trustee and to each Holder at its registered address. The notice shall contain all instructions and materials necessary to enable such Holder to tender Securities pursuant to the Asset Sale Offer. Any Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(1) that the Asset Sale Offer is being made pursuant to this Section 4.11;

(2) the Asset Sale Offer Amount, the Asset Sale Payment and the date on which Securities tendered and accepted for payment shall be purchased, which date shall be at least 30 days and no later than 60 days from the date such notice is mailed (the “Asset Sale Payment Date” );

(3) that any Securities not tendered or accepted for payment shall continue to accrue interest;

(4) that, unless the Company defaults in making such payment, any Securities accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Asset Sale Payment Date;

(5) that Holders electing to have a Security purchased pursuant to any Asset Sale Offer shall be required to surrender the Security, with the form entitled “Option of Holder To Elect Purchase” on the reverse of the Security completed, or transfer such Security by book-entry transfer, to the Paying Agent at the address specified in the notice at least three Business Days before the Asset Sale Payment Date;

(6) that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than the second Business Day prior to the Asset Sale Payment Date, a notice setting forth the name of the Holder, the principal amount of the Security the Holder delivered for purchase and a statement that such Holder is withdrawing such Holder’s election to have such Security purchased;

(7) that, if the aggregate principal amount of Securities surrendered by Holders exceeds the Asset Sale Offer Amount, the Trustee shall select the Securities to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Securities in denominations of $1,000 or integral multiples of $1,000 shall be purchased); and

(8) that Holders whose Securities were purchased only in part shall be issued new Securities equal in principal amount to the unpurchased portion of the Securities surrendered (or transferred by book-entry transfer); provided that such Securities shall be in denominations of $2,000 or integral multiples $1,000.

On the Asset Sale Payment Date, the Company shall, to the extent lawful: (1) accept for payment all Securities or portions thereof properly tendered pursuant to the Asset Sale Offer; (2) deposit with the Paying Agent U.S. Legal Tender and/or U.S. Government Securities sufficient to pay the Asset Sale Payment in respect of all Securities or portions thereof so tendered; and (3) deliver or cause to be delivered to the Trustee the Securities so accepted together with an Officers’ Certificate stating the aggregate principal amount of Securities or portions thereof being purchased by the Company. The Company shall publicly announce the results of the Asset Sale Offer on the Asset Sale Payment Date.

The Paying Agent shall promptly mail to each Holder who so tendered such Securities the Asset Sale Payment for such Securities, and the Trustee shall promptly authenticate pursuant to an Company Order and mail (or cause to be transferred by book entry) to each Holder a new Security equal in principal amount to any unpurchased portion of the Securities surrendered, if any; provided that each such new Security shall be in a principal amount of $2,000 or an integral multiple of $1,000. However, if the Asset Sale Payment Date is on or after an interest Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Security is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Securities pursuant to the Asset Sale Offer.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Securities pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.11, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.11 by virtue of such conflict.

SECTION 4.12. Redemption Using Excess Cash Flow.

If, for any fiscal year of the Company commencing with the fiscal year ending March 31, 2008, there shall be Excess Cash Flow, the Company shall apply 50% such Excess Cash Flow toward the redemption of the Securities as set forth in this Section 4.12. Each such redemption shall be made on a date (an “Excess Cash Flow Redemption Date”) no later than 90 days after the earlier of

(i) the date on which the financial statements of the Company, for the fiscal year with respect to which such redemption is made, are required to be delivered to the Holders and (ii) the date such financial statements are actually delivered.

On the Excess Cash Flow Redemption Date, the Company shall make an offer (an “Excess Cash Flow Offer”) to all Holders to purchase, on a pro rata basis, the maximum principal amount of Securities that may be purchased out of 50% of the Excess Cash Flow (the “Excess Cash Flow Offer Amount”). The offer price in any Excess Cash Flow Offer will be equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (the “Excess Cash Flow Payment”), and will be payable in cash.

If any Excess Cash Flow remains after consummation of an Excess Cash Flow Offer, the Company shall be entitled to use the Excess Cash Flow for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Securities tendered into such Excess Cash Flow Offer exceeds the amount of Excess Cash Flow, the Trustee shall select the Securities to be purchased on a pro rata basis with adjustments so that only Securities in multiples of $1,000 principle amount will be purchased. Upon completion of each Excess Cash Flow Offer, the amount of Excess Cash Flow will be reset at zero.

Upon the commencement of an Excess Cash Flow Offer, the Company shall send, electronically or by first class mail, a notice to the Trustee and to each Holder at its registered address. The notice shall contain all instructions and materials necessary to enable such Holder to tender Securities pursuant to the Excess Cash Flow Offer. Any Excess Cash Flow Offer shall be made to all Holders. The notice, which shall govern the terms of the Excess Cash Flow Offer, shall state:

(1) that the Excess Cash Flow Offer is being made pursuant to this Section 4.12;

(2) the Excess Cash Flow Offer Amount, the Excess Cash Flow Payment and the date on which Securities tendered and accepted for payment shall be purchased, which date shall be at least 30 days and no later than 60 days from the date such notice is mailed (the “Excess Cash Flow Payment Date”);

(3) that any Securities not tendered or accepted for payment shall continue to accrue interest;

(4) that, unless the Company defaults in making such payment, any Securities accepted for payment pursuant to the Excess Cash Flow Offer shall cease to accrue interest after the Excess Cash Flow Payment Date;

(5) that Holders electing to have a Security purchased pursuant to any Excess Cash Flow Offer shall be required to surrender the Security, with the form entitled “Option of Holder To Elect Purchase” on the reverse of the Security completed, or transfer such Security by book-entry transfer, to the Paying Agent at the address specified in the notice at least three Business Days before the Excess Cash Flow Payment Date;

(6) that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than the second Business Day prior to the Excess Cash Flow Payment Date, a notice setting forth the name of the Holder, the principal amount of the Security the Holder delivered for purchase and a statement that such Holder is withdrawing such Holder’s election to have such Security purchased;

(7) that, if the aggregate principal amount of Securities surrendered by Holders exceeds the Excess Cash Flow Offer Amount, the Trustee shall select the Securities to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Securities in denominations of $1,000 or integral multiples in excess thereof of $1,000 shall be purchased); and

(8) that Holders whose Securities were purchased only in part shall be issued new Securities equal in principal amount to the unpurchased portion of the Securities surrendered (or transferred by book-entry transfer); provided that such Securities shall be in denominations of $2,000 or integral multiples in excess thereof of $1,000.

On the Excess Cash Flow Payment Date, the Company shall, to the extent lawful: (1) accept for payment all Securities or portions thereof properly tendered pursuant to the Excess Cash Flow Offer; (2) deposit with the Paying Agent U.S. Legal Tender and/or U.S. Government Securities sufficient to pay the Excess Cash Flow Payment in respect of all Securities or portions thereof so tendered; and (3) deliver or cause to be delivered to the Trustee the Securities so accepted together with an Officers’ Certificate stating the aggregate principal amount of Securities or portions thereof being purchased by the Company. The Company shall publicly announce the results of the Excess Cash Flow Offer on the Excess Cash Flow Payment Date.

The Paying Agent shall promptly mail to each Holder who so tendered such Securities the Excess Cash Flow Payment for such Securities, and the Trustee shall promptly authenticate pursuant to a Company Order and mail (or cause to be transferred by book entry) to each Holder a new Security equal in principal amount to any unpurchased portion of the Securities surrendered, if any; provided that each such new Security shall be in a principal amount of $2,000 or an integral multiple in excess thereof of $1,000. However, if the Excess Cash Flow Payment Date is on or after an interest Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Security is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Securities pursuant to the Excess Cash Flow Offer.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Securities pursuant to an Excess Cash Flow Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.12, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.12 by virtue of such conflict.

SECTION 4.13. Redemption Upon Financing Event.

The Company shall apply within 90 days (the “Financing Event Redemption Date”) of the Company’s or a Subsidiary’s receipt of Net Cash Proceeds from any issuance of Capital Stock (other than (1) the issuance of Capital Stock (other than Disqualified Capital Stock) of the Company (A) to finance a Permitted Acquisition, (B) to officers, directors, employees and consultants of the Company and its Subsidiaries pursuant to written employee benefit plans approved by the Company’s Board of Directors and the Company’s shareholders and pursuant to the exercise of options or warrants issued under any such plan, (C) to Company or any of its Subsidiaries, (D) to qualify members of a Board of Directors of any such Subsidiary if required by applicable law or (E) to redeem in whole or part any of its Capital Stock; or (2) any capital contribution to Company or any Subsidiary of the Company by any holder of Capital Stock thereof after the Issue Date) or incurrence of Indebtedness other than Indebtedness permitted by Section 4.17 (each, a “Financing Event”), an amount equal to 100% of the Net Cash Proceeds thereof toward the redemption of the Securities as set forth in this Section 4.13.

On the Financing Event Redemption Date, the Company shall make an offer (an “Financing Event Offer”) to all Holders to purchase, on a pro rata basis, the maximum principal amount of Securities that may be purchased out of the Net Cash Proceeds from such Financing Event (the “Financing Event Offer Amount”). The offer price in any Financing Event Offer will be equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (the “Financing Event Payment”), and will be payable in cash.

Pending the final application of any Net Cash Proceeds, the Company shall be entitled to temporarily invest the Net Cash Proceeds in any manner that is not prohibited by this Indenture.

If any Net Cash Proceeds remain after consummation of a Financing Event Offer, the Company shall be entitled to use those Net Cash Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Securities tendered into such Financing Event Offer exceeds the amount of Net Cash Proceeds, the Trustee shall select the Securities to be purchased on a pro rata basis, with adjustments so that only Securities in multiples of $1,000 principal amount will be purchased. Upon completion of each Financing Event Offer, the amount of Net Cash Proceeds will be reset at zero.

Upon the commencement of a Financing Event Offer, the Company shall send, electronically or by first class mail, a notice to the Trustee and to each Holder at its registered address. The notice shall contain all instructions and materials necessary to enable such Holder to tender Securities pursuant to the Financing Event Offer. Any Financing Event Offer shall be made to all Holders. The notice, which shall govern the terms of the Financing Event Offer, shall state:

(1) that the Financing Event Offer is being made pursuant to this Section 4.13;

(2) the Financing Event Offer Amount, the Financing Event Payment and the date on which Securities tendered and accepted for payment shall be purchased, which date shall be at least 30 days and no later than 60 days from the date such notice is sent (the “Financing Event Payment Date”);

(3) that any Securities not tendered or accepted for payment shall continue to accrue interest;

(4) that, unless the Company defaults in making such payment, any Securities accepted for payment pursuant to the Financing Event Offer shall cease to accrue interest after the Financing Event Payment Date;

(5) that Holders electing to have a Security purchased pursuant to any Financing Event Offer shall be required to surrender the Security, with the form entitled “Option of Holder To Elect Purchase” on the reverse of the Security completed, or transfer such Security by book-entry transfer, to the Paying Agent at the address specified in the notice at least three Business Days before the Financing Event Payment Date;

(6) that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than the second Business Day prior to the Financing Event Payment Date, a notice setting forth the name of the Holder, the principal amount of the Security the Holder delivered for purchase and a statement that such Holder is withdrawing such Holder’s election to have such Security purchased;

(7) that, if the aggregate principal amount of Securities surrendered by Holders exceeds the Financing Event Offer Amount, the Trustee shall select the Securities to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Securities in denominations of $1,000 or integral multiples in excess thereof of $1,000 shall be purchased); and

(8) that Holders whose Securities were purchased only in part shall be issued new Securities equal in principal amount to the unpurchased portion of the Securities surrendered (or transferred by book-entry transfer); provided that such Securities shall be in denominations of $2,000 or integral multiples in excess thereof of $1,000.

On the Financing Event Payment Date, the Company shall, to the extent lawful: (1) accept for payment all Securities or portions thereof properly tendered pursuant to the Financing Event Offer; (2) deposit with the Paying Agent U.S. Legal Tender and/or U.S. Government Securities sufficient to pay the Financing Event Payment in respect of all Securities or portions thereof so tendered; and (3) deliver or cause to be delivered to the Trustee the Securities so accepted together with an Officers’ Certificate stating the aggregate principal amount of Securities or portions thereof being purchased by the Company. The Company shall publicly announce the results of the Financing Event Offer on the Financing Event Payment Date.

The Paying Agent shall promptly mail to each Holder who so tendered such Securities the Financing Event Payment for such Securities, and the Trustee shall promptly authenticate pursuant to an Company Order and mail (or cause to be transferred by book entry) to each Holder a new Security equal in principal amount to any unpurchased portion of the Securities surrendered, if any; provided that each such new Security shall be in a principal amount of $2,000 or an integral multiple of $1,000. However, if the

Financing Event Payment Date is on or after an interest Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Security is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Securities pursuant to the Financing Event Offer.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Securities pursuant to a Financing Event Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.13, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.13 by virtue of such conflict.

SECTION 4.14. Reports.

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, the Company shall file with the Commission (and make available to the Trustee and Holders of the Securities (without exhibits), without cost to any Holder, in each case within 15 days after the time the Company would be required to file such information with the Commission) from and after the Issue Date,

(1) within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(4) any other information, documents and other reports that the Company would be required to file with the Commission if it were subject to Section 13 or 15(d) of the Exchange Act;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Company shall not be so obligated to file such reports with the Commission if the Commission does not permit such filing, in which event the Company shall post information on its website and make available such information to prospective purchasers of Securities, in addition to providing such information to the Trustee and the Holders of the Securities, in each case within 15 days after the time the Company would be required to file such information with the Commission, if it were subject to Sections 13 or 15(d) of the

Exchange Act. In addition, to the extent not satisfied by the foregoing, the Company agrees that, for so long as any Securities are outstanding, it shall furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

SECTION 4.15. Additional Subsidiary Guarantees.

The Company shall cause each Subsidiary (other than Foreign Subsidiaries) of the Company to execute and deliver to the Trustee a Guarantee pursuant to which such Subsidiary shall unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Securities and all other obligations under this Indenture on a senior basis.

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Subsidiary without rendering the Guarantee, as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 4.16. Financial Condition Covenants.

The Company agrees that, it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any Test Period ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter End	Consolidated Leverage Ratio
March 31, 2008	6.6 to 1
June 30, 2008	5.2 to 1
September 30, 2008	4.5 to 1
December 31, 2008	3.6 to 1
March 31, 2009	2.8 to 1
June 30, 2009 and thereafter	2.5 to 1

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any Test Period ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter End	Consolidated Interest Coverage Ratio
March 31, 2008	1.5 to 1
June 30, 2008	2.0 to 1
September 30, 2008	2.3 to 1
December 31, 2008	2.9 to 1

Fiscal Quarter End	Consolidated Interest Coverage Ratio
March 31, 2009	3.7 to 1
June 30, 2009	3.7 to 1
September 30, 2009	3.7 to 1
December 31, 2009	3.7 to 1
March 31, 2010 and thereafter	4.0 to 1

SECTION 4.17. Indebtedness.

The Company agrees that, it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness arising under the Indenture Documents;

(b) Indebtedness of (i) the Company owing to any Subsidiary; provided that any such Indebtedness owing to a Subsidiary that is not a Subsidiary Guarantor is expressly subordinated in right of payment to the Securities, (ii) any Subsidiary Guarantor owing to the Company or any other Subsidiary of the Company, provided that any such Indebtedness owing to a Subsidiary that is not a Subsidiary Guarantor is expressly subordinated in right of payment to the Securities, (iii) any Foreign Subsidiary owing to any other Foreign Subsidiary and (iv) subject to Section 4.22(h), Section 4.22(i) and Section 4.22(j) hereof, any Foreign Subsidiary owing to the Company or any Subsidiary Guarantor;

(c) Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;

(d) except as provided in clauses (h) and (o) below, and subject to compliance with Section 4.22 hereof, Guarantee Obligations incurred by (i) Subsidiaries in respect of Indebtedness of the Company or other Subsidiaries that is permitted to be incurred under this Indenture and (ii) the Company in respect of Indebtedness of the Subsidiaries that is permitted to be incurred under this Indenture, provided that there shall be no such Guarantee (A) by a Subsidiary that is not a Subsidiary Guarantor of any Indebtedness of the Company and (B) in respect of the subordinated Indebtedness, unless such Guarantee is made by a Subsidiary Guarantor and such Guarantee is unsecured and subordinated in right of payment to the Indebtedness arising under the Indenture Documents;

(e) Guarantee Obligations incurred in the ordinary course of business in respect of obligations of suppliers, customers, franchisees, lessors and licensees;

(f) (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred within 90 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets or otherwise incurred in respect of Capital Expenditures permitted by Section 4.21, (ii) Indebtedness arising under Capital Leases, other than Capital Leases entered into pursuant to subclause (i) above, provided that the aggregate amount of Indebtedness incurred pursuant to subclauses (i) and (ii) shall not exceed $3,000,000 at any time outstanding, and (iii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) or (ii) above, provided that the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension;

(g) Indebtedness in respect of non-speculative Hedge Agreements;

(h) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary (or is a Subsidiary that survives a merger with such Person) or Indebtedness attaching to assets that are acquired by the Borrower or any Subsidiary, in each case after the Issue Date as the result of a Permitted Acquisition, provided that (A) the Consolidated Leverage Ratio for the Test Period last ended, determined on a pro forma basis (consistent with Regulation S-X) after giving effect to such Permitted Acquisition and the incurrence of such Indebtedness and any other Indebtedness incurred or to be incurred in connection with such Permitted Acquisition, shall be less than or equal to the maximum Consolidated Leverage Ratio under Section 4.16(a) hereof at the time of incurrence of such Indebtedness, (B) the Consolidated Interest Coverage Ratio for the Test Period last ended, determined on a pro forma basis (consistent with Regulation S-X) after giving effect to such Permitted Acquisition and the incurrence of such Indebtedness and any other Indebtedness incurred or to be incurred in connection with such Permitted Acquisition, shall be greater than or equal to the maximum Consolidated Interest Coverage Ratio under Section 4.16(b) hereof at the time of incurrence of such Indebtedness, (C) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (D) such Indebtedness is not guaranteed in any respect by the Company or any Subsidiary (other than by any such Person that so becomes a Subsidiary or is the survivor of a merger with such Person), and (E)(I) the Capital Stock of such Person is pledged to the Collateral Agent to the extent required under Section 4.09 hereof and (II) such Person executes the relevant security documents and Guarantee to the extent required under Sections 4.09 and 4.15 hereof, as applicable, and (ii) any refinancing, refunding, renewal or extension of any such Indebtedness, provided that, except to the extent otherwise permitted hereunder, (A) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (B) the direct and contingent obligors with respect to such Indebtedness are not changed; provided, however, that the aggregate amount of Indebtedness outstanding at one time permitted under this paragraph (h) shall not exceed $20,000,000;

(i) (i) Indebtedness of the Company or any Subsidiary incurred to finance a Permitted Acquisition, provided that (A) the Consolidated Leverage Ratio for the Test Period last ended, determined on a pro forma basis (consistent with Regulation S-X) after giving effect to such Permitted Acquisition and the incurrence of such Indebtedness and any other Indebtedness incurred or to be incurred in connection with such Permitted Acquisition, shall be less than or equal to the maximum Consolidated Leverage Ratio under Section 4.16(a) hereof at the time of incurrence of such Indebtedness, (B) the Consolidated Interest Coverage Ratio for the Test Period last ended, determined on a pro forma basis (consistent with Regulation S-X) after giving effect to such Permitted Acquisition and the incurrence of such Indebtedness and any other Indebtedness incurred or to be incurred in connection with such Permitted Acquisition, shall be greater than or equal to the maximum Consolidated Interest Coverage Ratio under Section 4.16(b) hereof at the time of incurrence of such Indebtedness and (C)(I) the Capital Stock of such Person is pledged to the Collateral Agent to the extent required under Section 4.09 hereof and (II) such Person executes the relevant security documents and Guarantee to the extent required under Sections 4.09 and 4.15 hereof, as applicable, and (ii) any refinancing, refunding, renewal or extension of any such Indebtedness, provided that, except to the extent otherwise permitted hereunder, (A) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (B) the direct and contingent obligors with respect to such Indebtedness are not changed; provided, however, that such Indebtedness permitted under this paragraph (i) is unsecured and matures after, and has no scheduled mandatory payments prior to, the date which is 91 days after the Maturity Date;

(j) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(k) Indebtedness of Foreign Subsidiaries to local financial institutions in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

(l) Indebtedness in an aggregate amount not to exceed at any time outstanding the greater of (i) $5,000,000 and (ii) 2% of Consolidated Revenue for the four fiscal quarter period most recently ended of the Company for which financial statements have been delivered pursuant to Section 4.14 hereof;

(m) additional Indebtedness in an aggregate amount not to exceed at any time outstanding the greater of (i) $5,000,000 and (ii) 2% of Consolidated Revenue for the four fiscal quarter period most recently ended of the Company for which financial statements have been delivered pursuant to Section 4.14 hereof;

(n) after receipt by the Company of written consent of the Holder or Holders of at least a majority in aggregate principal amount of the outstanding Securities in accordance with Section 9.02 hereof, Junior Financing specifically permitted to be incurred by such written consent; and

(o) Indebtedness listed on Schedule 4.17(o) hereto which is outstanding on the Issue Date, and any refinancing, refunding, renewal or extension of such Indebtedness, provided that (i) the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension is not increased above the principal amount thereof immediately prior to such refinancing, refunding, renewal or extension and (ii) the direct and contingent obligors in respect of such Indebtedness are not changed.

SECTION 4.18. Liens.

The Company agrees that, it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for the following:

(a) Liens arising under the Security Documents;

(b) Permitted Encumbrances;

(c) Liens securing Indebtedness permitted pursuant to Section 4.17(f) hereof, provided that such Liens attach at all times only to the assets so financed;

(d) Liens existing on the assets of any Person that becomes a Subsidiary (or is a Subsidiary that survives a merger with such person), or existing on assets acquired, in each case, pursuant to a Permitted Acquisition to the extent the Liens on such assets secure Indebtedness permitted by Section 4.17(h) hereof, provided that (i) such Liens attach at all times only to the same assets that such Liens attached to, and secure only the same Indebtedness that such Liens secured, immediately prior to such Permitted Acquisition and (ii) such Liens were not created in contemplation of such Permitted Acquisition; and

(e) Liens securing Indebtedness permitted pursuant to Section 4.17(k) hereof, provided that such Liens attach at all times only to assets of the Foreign Subsidiary incurring such Indebtedness;

(f) Liens securing Indebtedness permitted pursuant to Section 4.17(l) hereof, provided that such Liens do not extend to any assets other than cash, accounts receivable deposit accounts, investment property (which shall not include equity interests in direct and indirect subsidiaries of the Company) and securities accounts of the Company and the Guarantors (for avoidance of any doubt, such Liens may have a priority over any Liens granted to the Collateral Agent under the Security Documents in the manner provided for in the Intercreditor Agreement);

(g) the replacement, extension or renewal of any Lien permitted by subclause (d) of this Section 4.18 upon or in the same assets theretofore subject to such Lien or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of the Indebtedness secured thereby;

(h) Liens so long as the aggregate principal amount of the obligations so secured does not exceed $2,500,000 at any time outstanding; and

(i) Liens listed on Schedule 4.18(i) hereto and existing on the Issue Date.

SECTION 4.19. Fundamental Changes.

The Company agrees that, it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Subsidiary of the Company may be merged or consolidated with or into the Company (provided that the Company shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation);

(b) any Subsidiary of the Company may dispose of any or all of its assets (i) to the Company or any Wholly Owned Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a disposition the Net Cash Proceeds of which are used in accordance with Section 4.11;

(c) the Company and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales;

(d) any Investment permitted by Section 4.22 may be structured as a merger, consolidation or amalgamation;

(e) the Transaction;

(f) licenses or sublicenses by the Company and its Subsidiaries of software, trademarks, patents and other intellectual property in the ordinary course of business and which do not materially interfere with the business of the Company or any of its Subsidiaries;

(g) transfers of condemned property to the respective governmental authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property or its designee as part of an insurance settlement;

(h) the Company and its Subsidiaries may discontinue any operation (including the dissolution of any of its Subsidiaries) which the Company determines in good faith that such discontinuance is both in the best interest of the Company and its Subsidiaries, taken as a whole, and not materially disadvantageous to the Holders;

(i) any Subsidiary that is not a Subsidiary Guarantor may merge with or transfer assets to any Wholly Owned Subsidiary; and

(j) any Subsidiary may sale and lease back assets subject to a Capital Lease permitted under Section 4.17(f).

SECTION 4.20. Limitation on Dividends.

The Company will not declare or pay any dividends (other than dividends payable solely in its Capital Stock) or return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Capital Stock, or set aside any funds for any of the foregoing purposes, or permit any of its Subsidiaries to purchase or otherwise acquire for consideration any Capital Stock of the Company, now or hereafter outstanding (all of the foregoing, “dividends”), provided that, so long as no Default or Event of Default exists or would exist after giving effect thereto:

(a) the Company may redeem in whole or in part any of its Capital Stock for another class of its Capital Stock or with proceeds from substantially concurrent equity contributions or issuances of new Capital Stock, provided that such new Capital Stock contain terms and provisions at least as advantageous to the Holders in all respects material to their interests as those contained in the Capital Stock redeemed thereby;

(b) the Company may repurchase shares of its Capital Stock and any warrants or other rights with respect to its Capital Stock held by officers and employees of the Company and its Subsidiaries, by net exercise, so long as such repurchase is pursuant to, and in accordance with the terms of, any employee stock option plan, restricted stock plan or incentive stock plan approved by the Board of Directors and shareholders of the Company; and

(c) the Company may repurchase Capital Stock (other than Disqualified Capital Stock) of the Company that constitutes odd lots in an aggregate amount not to exceed $100,000.

SECTION 4.21. Capital Expenditures.

The Company agrees that, it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly make or commit to make any Capital Expenditure, except Capital Expenditures of the Company and its Subsidiaries in the ordinary course of business not exceeding $8,000,000 for the fiscal year ended March 31, 2008, $9,000,000 for the fiscal year ended March 31, 2009, $10,000,000 for the fiscal year ended March 31, 2010, $11,000,000 for the fiscal year ended March 31, 2011, $12,000,000 for the fiscal year ended March 31, 2012 and $13,000,000 for the fiscal year ended March 31, 2013, provided, that any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year.

SECTION 4.22. Investments.

The Company agrees that, it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in Cash Equivalents;

(c) Guarantee Obligations permitted by Section 4.17;

(d) loans and advances to employees of the Company or of any Subsidiary in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for the Company and its Subsidiaries not to exceed $3,000,000 at any one time outstanding;

(e) the Transaction;

(f) intercompany Investments by the Company or any Subsidiary in the Company or any Person that, prior to such investment, is a Wholly Owned Subsidiary Guarantor;

(g) Investments constituting Permitted Acquisitions; provided that the aggregate purchase price, which shall be deemed to include (i) any amounts actually paid pursuant to any post-closing payment adjustments, earn-outs, non-compete or similar payments and (ii) the principal amount of any Indebtedness that is assumed pursuant to Section 4.17(h) hereof or otherwise incurred in connection with such Permitted Acquisition shall not exceed $100,000,000 in any fiscal year of the Company or $300,000,000 in the aggregate;

(h) Investments in Foreign Subsidiaries so long as prior to giving effect to such Investments, such Foreign Subsidiary was a Subsidiary and such Investments are directly used for working capital purposes of such Foreign Subsidiary; provided that the aggregate amount of such Investment, as valued at the fair market value (determined by the Company acting in good faith) of such Investments at the time each such Investment is made, shall not cause the aggregate amount of all such Investments made pursuant to this clause (h) (as so valued) to exceed $5,000,000 per fiscal year of the Company, provided, any such amount if not so invested in the fiscal year for which it is permitted, may be carried over for Investment in the next succeeding fiscal year, and provided, further that all Investments made pursuant to this clause (h) does not exceed an amount equal to the Available Amount;

(i) Investments in Foreign Subsidiaries which (i) exist on the Issue Date and are listed in Schedule 4.22(i) hereto or (ii) proceeds are used solely for purposes of enabling the Company to improve the worldwide tax structure of the Company and its Subsidiaries and the aggregate amount of such Investments does not exceed $40,000,000; and

(j) in addition to Investments otherwise expressly permitted by this Section 4.22, the Company and its Subsidiaries may make and own other Investments; provided that the aggregate amount of all such Investments (valued at cost) does not exceed $10,000,000.

SECTION 4.23. Transactions with Affiliates.

The Company shall not, and shall not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person; and

(2) the Company delivers to the Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1,000,000, a Board Resolution approving such Affiliate Transaction set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.23 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5,000,000, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor.

The restrictions set forth in this Section 4.23 do not apply to:

(1) transactions between or among the Company and/or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction;

(2) Restricted Payments permitted by this Indenture;

(3) employment agreements with officers or employees of the Company or any Subsidiary or the payment of reasonable and customary compensation and fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Company, including any issuance of securities, or other payments, awards or grants in cash or securities of any of its direct or indirect parent entities or any Subsidiary, as determined in good faith by the Board of Directors of the Company or senior management thereof;

(4) transactions in which the Company or any Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Subsidiary from a financial point of view;

(5) payments or loans (or cancellations of loans) to employees or consultants of the Company or any of its direct or indirect parent entities or any Subsidiary which are approved by a majority of the Board of Directors of the Company in good faith and which are otherwise permitted under this Indenture;

(6) the existence of, or the performance by the Company or any of its Subsidiaries of its obligations under the terms of, the Registration Rights Agreement or Securities Purchase Agreement; provided, however, that the existence of, or the performance by the Company or any of its Subsidiaries of its obligations under, any future amendment to such agreements entered into after the Issue Date shall only be permitted by this clause (6) to the extent that the terms of any such existing agreement, together with all amendments thereto, taken as a whole, are not otherwise more disadvantageous to Holders in any material respect than the original agreement as in effect on the Issue Date;

(7) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to the Company or the Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

(8) if otherwise permitted hereunder, the issuance of Equity Interests of the Company to any Permitted Holder or to any director, officer, employee or consultant of the Company or its Subsidiaries;

(9) any contributions to the capital of the Company;

(10) any payments or other transaction pursuant to any tax sharing agreement between Company and any other Person with which Company files a consolidated tax return or with which Company is part of a consolidated group for tax purposes; and

(11) Investments permitted under Section 4.22 hereof.

SECTION 4.24. Sale Leaseback Transactions.

The Company agrees that, it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly enter into any arrangement with any Person providing for the leasing by the Company or any Subsidiary of real or personal property that has been or is to be sold or transferred by such Company or any Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary other than in connection with a sale and leaseback of assets subject to a Capital Lease permitted under Section 4.17(f) hereof.

SECTION 4.25. Swap Agreements.

The Company agrees that, it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

SECTION 4.26. Changes in Fiscal Periods.

The Company agrees that, it shall not, directly or indirectly, permit the fiscal year of the Company to end on a day other than March 31 or change the Company’s method of determining fiscal quarters.

SECTION 4.27. Limitations on Debt Payments and Amendments.

(a) The Company will not, nor will it permit any Subsidiary to, prepay, repurchase or redeem or otherwise defease any Junior Financing; provided that so long as no Default or Event of Default shall have occurred and be continuing at the date of such prepayment, repurchase, redemption or other defeasance or would result therefrom, the Company or any Subsidiary may prepay, repurchase or redeem such Junior Financing with the proceeds of (i) the issuance of Capital Stock (other than Disqualified Capital Stock) and (ii) Junior Financing that (A) is permitted by Section 4.17 hereof and (B) has terms material to the interests of the Holders not materially less advantageous to the Holders than those of such Junior Financing being refinanced.

(b) The Company will not waive, amend, modify, terminate or release any Junior Financing to the extent that any such waiver, amendment, modification, termination or release would be adverse to the Holders in any material respect.

SECTION 4.28. Lines of Business.

The Company agrees that, it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly enter into any business, either directly or through any Subsidiary, except for those businesses in which the Company and its Subsidiaries are engaged on the date of this Indenture (after giving effect to the Transaction) or that are ancillary or reasonably related thereto.

SECTION 4.29. Payments for Consent.

The Company agrees that, it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Securities unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

ARTICLE FIVE

[RESERVED]

ARTICLE SIX

DEFAULT AND REMEDIES

SECTION 6.01. Events of Default.

If any of the following events shall occur and be continuing:

(a) the Company shall fail to pay any principal of any of the Securities when due in accordance with the terms thereof or hereof; or the Company shall fail to pay any interest on any of the Securities, including Additional Interest, if any, or any other amount payable thereunder or under any other Indenture Document, within five days after any such interest, including Additional Interest, if any, or other amount becomes due in accordance with the terms thereof; or

(b) any party hereto shall default in the observance or performance of any agreement contained in Sections 4.01 (subject to the five day grace period set forth in paragraph (a) of this Section 6.01), 4.11, 4.12, 4.13, 4.16, 4.17, 4.18, 4.19, 4.20, 4.21, 4.22, 4.23, 4.24, 4.25, 4.26, 4.27, 4.28, or 4.29 of this Indenture; or

(c) any party hereto shall default in the observance or performance of any other agreement contained in this Indenture or any other Indenture Document (other than as provided in paragraphs (a) and (b) of this Section 6.01), and in any such case the continuance of such failure for a period of sixty (60) days after the date on which written notice of such failure, specifying such default and requiring the Company to remedy the same and stating that such notice is a “Notice of Default” hereunder, shall have been given to the Company by the Trustee, or to the Company and a Responsible Officer of the Trustee by the Holders of at least 25% in principal amount of outstanding Securities; or

(d) the Company or any Subsidiary shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Securities) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its Stated Maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (d) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (d) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $5,000,000; or

(e) (i) the Company or any Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Company or any Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against the Company or any Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Company or any Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or any Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(f) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Company or any Subsidiary or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Holders of a majority of the outstanding Securities, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Company or any Subsidiary or any Commonly Controlled Entity shall, or in the reasonable opinion of such Holders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Holders of at least a majority in principal amount of outstanding Securities, reasonably be expected to have a Material Adverse Effect; or

(g) one or more judgments or decrees shall be entered against the Company or any Subsidiary involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(h) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any party hereto or any Affiliate of any party hereto shall so assert in writing, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby;

(i) except as permitted herein in connection with the release thereof, the Guarantee of any Subsidiary Guarantor shall cease, for any reason, to be in full force and effect or any party hereto or any Affiliate of any party hereto shall so assert in writing; or

(j) a Change of Control;

then, and in any such event, the provisions of Section 6.02 shall apply.

SECTION 6.02. Acceleration.

If an Event of Default specified in paragraph (e) of Section 6.01 occurs with respect to the Company and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

If any other Event of Default shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Securities under this Indenture may declare the principal of and accrued interest on such Securities to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

At any time after a declaration of acceleration with respect to the Securities as described in the two preceding paragraphs, the Holders of a majority in principal amount of the Securities may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, if interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (i) or (ii) of paragraph (f) of Section 6.01, if the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 6.03. Other Remedies.

(a) If a Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of or interest on the Securities or to enforce the performance of any provision of the Securities or this Indenture.

(b) The Trustee may maintain a proceeding even if it does not possess any of the Securities or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Securityholder in exercising any right or remedy accruing upon a Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

(c) In the event of any Event of Default specified in paragraph (d) of Section 6.01, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose, the Company delivers an Officers’ Certificate to the Trustee stating that (i) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (ii) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (iii) the default that is the basis for such Event of Default has been cured.

(d) Holders may not enforce this Indenture or the Securities except as provided in this Indenture and under the TIA. Subject to the provisions of this Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under this Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee indemnity satisfactory to it.

SECTION 6.04. Waiver of Defaults.

Provided the Securities are not then due and payable by reason of a declaration of acceleration, the Holders of a majority in aggregate principal amount of Securities at the time outstanding may on behalf of the Holders of all the Securities waive any Default with respect to such Securities and its consequences by providing written notice thereof to the Company and the Trustee, except a Default (1) in the payment of interest on or the principal of any Security or (2) in respect of a covenant or provision hereof which under this Indenture cannot be modified or amended without the consent of the Holder of each outstanding Security affected. In the case of any such waiver, the Company, the Trustee and the Holders will be restored to their former positions and rights under this Indenture, respectively; provided that no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

SECTION 6.05. Control by Majority.

The Holders of not less than a majority in principal amount of the outstanding Securities may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it. Subject to Section 7.01, however, the Trustee may refuse to follow any direction that conflicts with any law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of another Securityholder, or that may involve the Trustee in personal liability; provided that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

In the event the Trustee takes any action or follows any direction pursuant to this Indenture, the Trustee shall be entitled to indemnification against any loss or expense caused by taking such action or following such direction.

SECTION 6.06. Limitation on Suits.

A Holder may not pursue any remedy with respect to this Indenture or the Securities unless:

(1) the Holder gives to the Trustee written notice of a continuing Event of Default;

(2) the Holder or Holders of at least 25% in principal amount of the outstanding Securities make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer and provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee does not comply with the request within 45 days after receipt of the request and the offer and the provision of indemnity; and

(5) during such 45-day period the Holder or Holders of a majority in principal amount of the outstanding Securities do not give the Trustee a direction which, in the opinion of the Trustee, is inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder.

SECTION 6.07. Rights of Holders To Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest on a Security, on or after the respective due dates expressed in such Security, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.

SECTION 6.08. Collection Suit by Trustee.

If a Default in payment of principal or interest specified in paragraph (a) of Section 6.01 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or any other obligor on the Securities for the whole amount of principal and accrued interest and fees remaining unpaid, together with interest on overdue principal and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the rate per annum borne by the Securities and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09. Trustee May File Proofs of Claim.

The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relating to the Company, the Guarantors, their creditors or their property and shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceedings is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due the Trustee under Section 7.07. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Securities or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding. The Trustee shall be entitled to participate as a member of any official committee of creditors in the matters as it deems necessary or advisable.

SECTION 6.10. Priorities.

If the Trustee collects any money or property pursuant to this Article Six and any other money or property distributable in respect of the Company’s or any Guarantor’s Obligations under this Indenture after an Event of Default, it shall be applied in the following order:

FIRST: to the Trustee for amounts due under Section 7.07;

SECOND: to Holders for interest accrued on the Securities, ratably, without preference or priority of any kind, according to the amounts due and payable on the Securities for interest;

THIRD: to Holders for principal amounts due and unpaid on the Securities, ratably, without preference or priority of any kind, according to the amounts due and payable on the Securities for principal; and

FOURTH: to the Company or, if applicable, the Guarantors, as their respective interests may appear.

The Trustee, upon prior notice to the Company, may fix a Record Date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by a Holder or Holders of more than 10% in principal amount of the outstanding Securities.

ARTICLE SEVEN

TRUSTEE

SECTION 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and the other Indenture Documents and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) The Trustee undertakes to perform such duties and only such duties as are specifically set forth herein or in the TIA and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates (including Officers’ Certificates) or opinions (including Opinions of Counsel) furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) This paragraph does not limit the effect of paragraphs (b) or (d) of this Section 7.01.

(2) The Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Trustee, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

(3) The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) No provision of this Indenture or any other Indenture Document shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers or to take or omit to take any action under this Indenture or take any action at the request or direction of Holders if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(e) Whether or not therein expressly so provided, every provision of this Indenture and each other Indenture Document that in any way relates to the Trustee is subject to this Section 7.01.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) The Trustee shall not be responsible for the application of any money by any Paying Agent other than the Trustee.

(h) The Trustee shall have no duty as to any Collateral or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee shall not be responsible for recording or filing or re-recording or re-filing any mortgage or financing or continuation statements or recording or re-recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any lien or security interest in any of the Collateral.

(i) The Trustee makes no representations as to and shall not be responsible for the existence, genuineness, value or condition of any of the Collateral or as to the security afforded or intended to be afforded thereby, hereby or by any Security Document, or for the validity, perfection, priority or enforceability of the Liens or security interests in any of the Collateral created or intended to be created by any of the Security Documents, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes negligence or willful misconduct on the part of the Trustee, for the validity or sufficiency of the Collateral, any Security Document or any agreement or assignment contained in any thereof, for the validity of the title of the Company or any other Grantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or any Security Document by the Company or any other Person that is a party thereto or bound thereby.

SECTION 7.02. Rights of Trustee.

Subject to Section 7.01:

(a) The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any document (whether in its original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document. The Trustee shall receive and retain financial reports and statements of the Company as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance under covenants or other obligations of the Company.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 12.05. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes, suffers or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture or any other Indenture Document.

(e) The Trustee may consult with counsel of its selection, and the advice or opinion of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in reliance on the advice or opinion of such counsel.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or any other Indenture Document at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee indemnity (including security) satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate (including any Officers’ Certificate), statement, instrument, opinion (including any Opinion of Counsel), notice, request, direction, consent, order, bond, debenture, or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled, upon reasonable notice to the Company, to examine the books, records, and premises of the Company, personally or by agent or attorney at the sole reasonable cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(i) The permissive rights of the Trustee to do things enumerated in this Indenture or any other Indenture Document shall not be construed as duties.

(j) Except with respect to Section 4.01, the Trustee shall have no duty to inquire as to the performance of the Company with respect to the covenants contained in Article Four. In addition, the Trustee shall not be deemed to have knowledge of an Event of Default except (i) any Default or Event of Default occurring pursuant to Section 6.01(a) or (ii) any Default or Event of Default of which a Responsible Officer of the Trustee shall have received written notification from the Company or any Holder of such Default or Event of Default at the Corporate Trust Office, and such notice references the Securities and this Indenture.

(k) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities (including as Paying Agent and Calculation Agent) hereunder, and to each agent, custodian and other Person employed to act hereunder.

(l) Delivery of reports, information and documents to the Trustee under Section 4.06 and Section 4.14 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officers’ Certificate).

(m) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(n) Any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Order and any resolution of the Board of Directors of the Company may be sufficiently evidenced by a Board Resolution of the Company.

(o) Anything in this Indenture notwithstanding, in no event shall the Trustee be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to loss of profit), even if the Trustee has been advised as to the likelihood of such loss or damage and regardless of the form of action.

(p) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.

SECTION 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Securities and may otherwise deal with the Company, any Subsidiaries or their Affiliates with the same rights it would have if it were not Trustee. However, the Trustee must comply with Section 7.10 and Section 7.11. In addition, the Trustee shall be permitted to engage in transactions with the Company; provided, however, that if the Trustee acquires any conflicting interest, as defined in TIA § 310(b), the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the Commission for permission to continue acting as Trustee or (iii) resign. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights.

SECTION 7.04. Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Securities, shall not be accountable for the Company’s use of the proceeds from the sale of the Securities, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Company pursuant to the terms of this Indenture and shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Securities or any statement in the Securities other than the Trustee’s certificate of authentication. The Trustee makes no representations with respect to the effectiveness or adequacy of this Indenture.

SECTION 7.05. Notice of Default.

If an Event of Default occurs and is continuing and a Responsible Officer of the Trustee receives written notice of such Event of Default, the Trustee shall mail to each Holder notice of the uncured Event of Default within 30 days after such Event of Default occurs. Except in the case of an Event of Default in payment of principal of, or interest on, any Security, including an accelerated payment and the failure to make payment on the Asset Sale Payment Date pursuant to an Asset Sale Offer, the Excess Cash Flow Payment Date pursuant to an Excess Cash Flow Offer or the Financing Event Offer Payment Date pursuant to a Financing Event Offer, the Trustee may withhold the notice if and so long as the Board of Directors, the executive committee, or a trust committee of directors and/or Responsible Officers of the Trustee in good faith determines that withholding the notice is in the interest of the Holders.

SECTION 7.06. Reports by Trustee to Holders.

Within 60 days after each March 31 beginning with March 31, 2008, the Trustee shall, to the extent that any of the events described in TIA § 313(a) occurred within the previous twelve months, but not otherwise, send to each Holder a brief report dated as of such date that complies with TIA § 313(a). The Trustee also shall comply with TIA §§ 313(b), 313(c) and 313(d).

A copy of each report at the time of its delivery to Holders shall be sent to the Company and filed with the Commission and each securities exchange, if any, on which the Securities are listed.

The Company shall notify the Trustee if the Securities become listed on any securities exchange or of any delisting thereof and the Trustee shall comply with TIA § 313(d).

SECTION 7.07. Compensation and Indemnity.

The Company and each Guarantor jointly and severally shall pay to the Trustee from time to time such compensation as the Company and the Trustee shall from time to time agree in writing for its services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable disbursements, expenses and advances (including out-of-pocket expenses incurred or made by it, including costs of collection, costs of preparing and reviewing reports, certificates and other documents, costs of preparation and mailing of notices to Securityholders and reasonable fees and expenses of counsel, including any fees or costs incurred pursuant to Section 4.06 and Section 4.14 hereof) incurred or made by it in addition to the compensation for its services, except any such disbursements, expenses and advances as may be attributable to the Trustee’s gross negligence or willful misconduct. Such expenses shall include the reasonable fees and expenses of the Trustee’s agents and counsel and of all Persons not regularly in its employ.

The Company shall indemnify each of the Trustee or any predecessor Trustee and its agents, employees, officers, stockholders and directors for, and hold each of them harmless against, any and all loss, damage, claims, liability or expense, including taxes (other than taxes based upon, measured by or determined by the income of the Trustee) incurred by it except for such actions to the extent caused by any gross negligence or willful misconduct on its part, arising out of or in connection with the acceptance or administration of this trust including the costs and expenses of enforcing this Indenture or a Guarantee against the Company or a Guarantor (including this Section 7.07) and the reasonable costs and expenses of defending itself against or investigating any claim or liability in connection with the exercise or performance of any of its rights, powers or duties hereunder (whether asserted by the Company, any Guarantor, any Holder or any other Person). Notwithstanding the foregoing, the Company and any Subsidiary, need not reimburse any expense or indemnify against any loss, liability or expense which is finally determined by a court of competent jurisdiction to have been incurred by the Trustee through the Trustee’s own willful misconduct or gross negligence.

To secure the Company’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Securities against all Collateral and other money or property held or collected by the Trustee, in its capacity as Trustee.

When the Trustee incurs expenses or renders services after a Default specified in clause (i) or (ii) of paragraph (e) of Section 6.01 occurs, such expenses (including the reasonable charges and expenses of its counsel) and the compensation for such services shall be paid to the extent allowed under any Bankruptcy Law and are intended to constitute expenses of administration under any Bankruptcy Law.

Notwithstanding any other provision in this Indenture, the foregoing provisions of this Section 7.07 shall survive the satisfaction and discharge of the Securities, the termination for any reason of this Indenture or the appointment of a successor Trustee.

SECTION 7.08. Replacement of Trustee.

The Trustee may resign at any time by so notifying the Company in writing. The Holders of a majority in principal amount of the outstanding Securities may remove the Trustee by so notifying the Company and the Trustee and may appoint a successor Trustee, provided, that any such successor Trustee shall be an institution that regularly acts as a trustee in comparable transactions. The Company may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10;

(b) the Trustee is adjudged bankrupt or insolvent;

(c) a receiver or other public officer takes charge of the Trustee or its property; or

(d) the Trustee otherwise becomes incapable of acting as trustee hereunder.

If the Trustee resigns or is removed by the Company or by the Holders of a majority in principal amount of the Securities and such Holders do not reasonably promptly appoint a successor Trustee as described in the preceding paragraph, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall notify each Holder of such event and promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the Securities may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Immediately after that, the retiring Trustee shall transfer all property held by it as Trustee, after payment of all sums then owing to the Trustee pursuant to Section 7.07. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the Holders.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% in principal amount of the outstanding Securities may petition, at the Company’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in TIA § 310(b), any Holder who has been a bona fide holder of a Security for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09. Successor Trustee by Merger, Etc.

If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another Person, the resulting, surviving or transferee Person without any further act shall become the successor Trustee, if such resulting, surviving or transferee Person is otherwise qualified and eligible hereunder.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Securities shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Securities so authenticated; and in case at that time any of the Securities shall not have been authenticated, any successor to the Trustee may authenticate such Securities in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

SECTION 7.10. Eligibility; Disqualification.

This Indenture shall always have a Trustee who satisfies the requirement of TIA §§ 310(a)(1), 310(a)(2) and 310(a)(5). The Trustee shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. In addition, if the Trustee is a Person included in a bank holding company system, the Trustee, independently of the bank holding company, shall meet the capital requirements of TIA § 310(a)(2). The Trustee shall comply with TIA § 310(b). The provisions of TIA § 310 shall apply to the Company and any other obligor of the Securities.

SECTION 7.11. Preferential Collection of Claims Against the Company.

The Trustee, in its capacity as Trustee hereunder, shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated.

SECTION 7.12. Trustee’s Application for Instruction from the Company.

Any application by the Trustee for written instructions from the Company may set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

SECTION 7.13. Paying Agents.

The Company shall cause each Paying Agent other than the Trustee to execute and deliver to it and the Trustee an instrument in which such agent shall agree with the Trustee, subject to the provisions of this Section 7.13:

(a) that it will hold all sums held by it as agent for the payment of principal of, or premium, if any, or interest on, the Securities (whether such sums have been paid to it by the Company or by any obligor on the Securities) in trust for the benefit of Holders of the Securities or the Trustee;

(b) that it will at any time during the continuance of any Event of Default, upon written request from the Trustee, deliver to the Trustee all sums so held in trust by it together with a full accounting thereof; and

(c) that it will give the Trustee written notice within three Business Days of any failure of the Company (or by any obligor on the Securities) in the payment of any installment of the principal of or interest on, the Securities when the same shall be due and payable.

ARTICLE EIGHT

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.01. Termination of the Company’s Obligations.

The Company shall be entitled to terminate its obligations under the Securities and this Indenture, except those obligations referred to in the penultimate paragraph of this Section 8.01, if all Securities previously authenticated and delivered (other than destroyed, lost or stolen Securities which have been replaced or paid or Securities for whose payment U.S. Legal Tender or U.S. Government Securities, or a combination thereof, in such amount as is, in the opinion of a nationally recognized firm of independent public accountants, sufficient without consideration of reinvestment of such interest, to pay principal of, premium, if any, and interest on the outstanding Securities to maturity or redemption, has theretofore been deposited with the Trustee or the Paying Agent in trust or segregated and held in trust by the Company and thereafter repaid to the Company, as provided in Section 8.05) have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it hereunder, or if:

(1) either (i) pursuant to Article Three, the Company shall have given notice to the Trustee and sent a notice of redemption to each Holder of the redemption of all of the Securities in accordance with the provisions hereof or (ii) all Securities have otherwise become or will become due and payable by reason of the delivering of a notice of redemption or otherwise within one (1) year hereunder;

(2) the Company shall have irrevocably deposited or caused to be deposited with the Trustee or a trustee satisfactory to the Trustee, under the terms of an irrevocable trust agreement, as trust funds in trust solely for the benefit of the Holders of that purpose, U.S. Legal Tender, non-callable U.S. Government Securities, or a combination thereof, in such amount as is, in the opinion of a nationally recognized firm of independent public accountants, sufficient without consideration of reinvestment of such interest, to pay and discharge the entire Indebtedness on the Securities not delivered to the Trustee for cancellation for principal, premium, if any, and Additional Interest, if any, and accrued interest on the outstanding Securities to maturity or redemption (assuming that the interest rate on the Securities is that which is in effect on the date of the deposit); provided that the Trustee shall have been irrevocably instructed to apply such U.S. Legal Tender or U.S. Government Securities, or a combination thereof, to the payment of said principal, premium, if any, and interest with respect to the Securities;

(3) no Default or Event of Default with respect to this Indenture or the Securities shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and such deposit will not result in a breach or violation of, or constitute a default under, any material instrument to which the Company is a party or by which it is bound;

(4) the Company shall have paid all other sums payable by it hereunder; and

(5) the Company shall have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Securities at maturity or the Redemption Date, as the case may be.

The Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent providing for or relating to the termination of the Company’s obligations under the Securities and this Indenture have been complied with. Such Opinion of Counsel shall also state that such satisfaction and discharge does not result in a default under the any material agreement or instrument then known to such counsel that binds or affects the Company.

Subject to the next sentence and notwithstanding the foregoing paragraph, the Company’s obligations in Sections 2.03, 2.05, 2.06, 2.07, 2.08, 4.01, 4.02, 7.07, 8.05 and 8.06 shall survive until the Securities are no longer outstanding pursuant to the last paragraph of Section 2.08. After the Securities are no longer outstanding, the Company’s obligations in Section 7.07, Section 8.05 and Section 8.06 shall survive.

After such delivery or irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Company’s obligations under the Securities and this Indenture except for those surviving obligations specified above.

SECTION 8.02. Legal Defeasance and Covenant Defeasance.

(a) The Company shall be entitled, at its option and at any time, to elect to have either paragraph (b) or (c) below applied to all outstanding Securities upon compliance with the conditions set forth in Section 8.03.

(b) Upon the Company’s exercise under paragraph (a) hereof of the option applicable to this paragraph (b), the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.03, be deemed to have been discharged from their obligations with respect to all outstanding Securities on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Securities, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.04 hereof and the other Sections of this Indenture (with respect to such Securities) referred to in (i) and (ii) below, and to have satisfied all its other obligations under such Securities, the Security Documents and this Indenture (with respect to such Securities) and the Guarantors shall be deemed to have satisfied all of their obligations under the Guarantees, the Security Documents and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(i) the rights of Holders of outstanding Securities issued hereunder to receive payments in respect of the principal of, or interest on such Securities when such payments are due from the trust referred to below;

(ii) the Company’s obligations with respect to the Securities issued hereunder concerning issuing temporary Securities, registration of Securities, mutilated, destroyed, lost or stolen Securities and the maintenance of an office or agency for payment and money for security payments held in trust;

(iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(iv) this Article Eight.

Subject to compliance with this Article Eight, the Company may exercise its option under this Section 8.02(b) notwithstanding the prior exercise of its option under Section 8.02(c) hereof.

(c) Upon the Company’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.03 hereof, be released from their obligations under the covenants contained in Sections 4.04, 4.05, 4.06, 4.07, 4.09 through 4.29 hereof with respect to the outstanding Securities on and after the date the conditions set forth in Section 8.03 are satisfied (hereinafter, “Covenant Defeasance”), and the Securities shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Securities shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Securities, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Securities shall be unaffected thereby. In addition, upon the Company’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), subject to the satisfaction of the conditions set forth in Section 8.03 hereof, clauses (b), (c), (d), (e) (with respect to a Subsidiary), (f), (g) , (h) and (i) of Section 6.01 hereof shall not constitute Events of Default.

SECTION 8.03. Conditions to Legal Defeasance or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02(b) or Section 8.02(c) hereof to the outstanding Securities:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the applicable Securities issued hereunder, cash in U.S. Legal Tender, non-callable U.S. Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Securities issued hereunder on the Stated Maturity or on the applicable Redemption Date, as the case may be (assuming that the interest rate on the Securities is that which is in effect on the date of the deposit), and the Company must specify whether the Securities are being defeased to maturity or to a particular Redemption Date;

(2) in the case of an election under Section 8.02(b) hereof, the Company has delivered to the Trustee an Opinion of Counsel confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the respective outstanding Securities will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of an election under Section 8.02(c) hereof, the Company has delivered to the Trustee an Opinion of Counsel confirming that the Holders of the respective outstanding Securities will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or insofar as Events of Default resulting from the borrowing of funds or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

SECTION 8.04. Application of Trust Money.

The Trustee or Paying Agent shall hold in trust U.S. Legal Tender or U.S. Government Securities, deposited with it pursuant to this Article Eight, and shall apply the deposited U.S. Legal Tender or the money from U.S. Government Securities, in accordance with this Indenture to the payment of principal of and interest on the Securities. The Trustee shall be under no obligation to invest said U.S. Legal Tender or U.S. Government Securities, except as it may agree with the Company.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Legal Tender or U.S. Government Securities, deposited pursuant to Section 8.03 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Securities.

Anything in this Article Eight to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the Company’s request any U.S. Legal Tender or U.S. Government Securities, held by it as provided in Section 8.03 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.05. Repayment to the Company.

Subject to this Article Eight, the Trustee and the Paying Agent shall promptly pay to the Company upon request any excess U.S. Legal Tender or U.S. Government Securities, held by them at any time and thereupon shall be relieved from all liability with respect to such money. Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal or interest that remains unclaimed for two years; provided that the Trustee or such Paying Agent, before being required to make any payment, may, but shall not be obligated to, at the expense of the

Company cause to be published once in a newspaper of general circulation in the City of New York or mail to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein which shall be at least 30 days from the date of such publication or mailing any unclaimed balance of such money then remaining will be repaid to the Company. After payment to the Company, Holders entitled to such money must look to the Company for payment as general creditors unless an applicable law designates another Person.

SECTION 8.06. Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. Legal Tender or U.S. Government Securities, in accordance with this Article Eight by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Securities shall be revived and reinstated as though no deposit had occurred pursuant to this Article Eight until such time as the Trustee or Paying Agent is permitted to apply all such U.S. Legal Tender and U.S. Government Securities, in accordance with this Article Eight; provided that if the Company has made any payment of interest on or principal of any Securities because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Securities to receive such payment from the U.S. Legal Tender or U.S. Government Securities, held by the Trustee or Paying Agent.

ARTICLE NINE

AMENDMENTS, SUPPLEMENTS AND WAIVERS

SECTION 9.01. Without Consent of Holders.

Subject to Section 9.03, without the consent of any Holder, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Security Documents or the Securities:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Securities in addition to or in place of certificated Securities;

(3) to provide for the assumption of the Company’s obligations to Holders in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any Holder in any material respect;

(5) to add assets to the Collateral or to release Collateral from any Lien pursuant to this Indenture and the Security Documents when permitted or required by this Indenture;

(6) to add parties to the Security Documents, including Guarantors, or successors, including successor trustees or other representatives;

(7) to make provision for equal and ratable pledges of any collateral to secure the Securities;

(8) to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA;

(9) to add a Guarantee of the Securities; or

(10) to release a Guarantor upon its sale or other permitted release from its Guarantee; provided that such sale, designation or release is in accordance with the applicable provisions of this Indenture, provided that the Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate, each stating that such amendment or supplement complies with the provisions of this Section 9.01. In addition, the Collateral Agent, without the consent of any Holder, shall be required, upon the receipt of a Company Order, to enter into an intercreditor agreement substantially in the form of the Intercreditor Agreement in order to provide for the priority of Liens referenced in Section 4.18(f) hereof.

SECTION 9.02. With Consent of Holders.

(a) Subject to Section 6.07 and Section 9.03, the Company, the Guarantors and the Trustee, together, with the written consent of the Holder or Holders of at least a majority in aggregate principal amount of the outstanding Securities (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Securities), may amend or supplement this Indenture, the Security Documents or the Securities without notice to any other Holders. Subject to Section 6.07 and Section 9.03, the Holder or Holders of a majority in aggregate principal amount of then outstanding Securities may waive compliance with any provision of this Indenture, the Security Documents or the Securities (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Securities) without notice to any other Holders (except a default in respect of the payment of principal or interest on the Securities).

(b) Notwithstanding Section 9.02(a), without the consent of each Holder, an amendment, supplement or waiver, including a waiver pursuant to Section 6.04, may not:

(1) reduce the principal amount of Securities whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Security or alter the provisions with respect to the redemption of the Securities (other than provisions of Section 4.11, Section 4.12 and Section 4.13);

(3) reduce the rate of or change the time for payment of interest on any Security;

(4) waive a Default or Event of Default in the payment of principal, or interest or premium, or Additional Interest, if any on the Securities (except a rescission of acceleration of the Securities by the Holders of at least a majority in aggregate principal amount of the Securities with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5) make any Security payable in money other than that stated in the Securities;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal, or interest or premium, or Additional Interest, if any, on the Securities;

(7) waive a redemption payment with respect to any Security (other than a payment required by one of the provisions of Section 4.11, Section 4.12 and Section 4.13);

(8) make any change in the preceding amendment and waiver provisions;

(9) modify the Guarantees in any manner adverse to the Holders; or

(10) release the security interest granted for the benefit of the Holders in the Collateral other than pursuant to the terms of the Security Documents or as otherwise permitted by this Indenture.

(c) It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, supplement or waiver but it shall be sufficient if such consent approves the substance thereof.

(d) After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall send to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

SECTION 9.03. Compliance with TIA.

From the date on which this Indenture is qualified under the TIA, every amendment, waiver or supplement of this Indenture, the Securities or the Subsidiary Guarantees shall comply with the TIA as then in effect. This Section 9.03 shall not require this Indenture or the Trustee to be qualified under the TIA prior to the time such qualification is in fact required under the terms of the

TIA, nor shall it constitute any admission or acknowledgement by any party to the Indenture that any such qualification is required prior to the time such qualification is in fact required under the terms of the TIA.

SECTION 9.04. Revocation and Effect of Consents.

(a) Until an amendment, waiver or supplement becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Security or portion of a Security that evidences the same debt as the consenting Holder’s Security, even if notation of the consent is not made on any Security. However, any such Holder or subsequent Holder may revoke the consent as to his Security or portion of his Security by notice to the Trustee or the Company received before the date on which the Trustee receives an Officers’ Certificate certifying that the Holders of the requisite principal amount of Securities have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver.

(b) The Company shall be entitled to, but shall not be obligated to, fix a Record Date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver which record date shall be at least 30 days prior to the first solicitation of such consent. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Securityholders at such Record Date (or their duly designated proxies), and only those Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such Record Date. No such consent shall be valid or effective for more than 90 days after such Record Date. The Company shall inform the Trustee in writing of the fixed Record Date if applicable.

(c) After an amendment, supplement or waiver becomes effective, it shall bind every Securityholder, unless it makes a change described in any of clauses (1) through (10) of Section 9.02(b); provided that any such waiver shall not impair or affect the right of any Holder to receive payment of principal of and interest on a Security, on or after the respective due dates expressed in such Security, or to bring suit for the enforcement of any such payment on or after such respective dates without the consent of such Holder.

SECTION 9.05. Notation on or Exchange of Securities.

If an amendment, supplement or waiver changes the terms of a Security, the Company may require the Holder of the Security to deliver it to the Trustee. The Company shall provide the Trustee with an appropriate notation on the Security about the changed terms and cause the Trustee to return it to the Holder at the Company’s expense. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Security shall issue and the Trustee shall authenticate a new Security that reflects the changed terms. Failure to make the appropriate notation or issue a new Security shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.06. Trustee To Sign Amendments, Etc.

The Trustee shall execute any amendment, supplement or waiver authorized pursuant to this Article Nine; provided that the Trustee may, but shall not be obligated to: execute any such amendment, supplement or waiver which affects the Trustee’s own rights, duties or immunities under this Indenture. The Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel and an Officers’ Certificate each stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article Nine is authorized or permitted by this Indenture and constitutes the legal, valid and binding obligations of the Company enforceable in accordance with its terms. Such Opinion of Counsel shall be at the expense of the Company.

ARTICLE TEN

COLLATERAL

SECTION 10.01. Collateral and Security Documents.

(a) To secure the due and punctual payment of the obligations of the Company under this Indenture and the Securities, the Company, the Guarantors, the Collateral Agent and the Trustee have entered into the Security Documents to create the security interests and related matters. The Trustee and the Company hereby acknowledge and agree that the Collateral Agent holds the Collateral in trust for the equal and ratable benefit of the Holders and the Trustee and the other parties secured under the Security Documents pursuant to the terms of the Security Documents.

(b) Each Holder, by accepting a Security, agrees to all of the terms and provisions of the Security Documents, as the same may be amended from time to time pursuant to the provisions of the Security Documents and this Indenture, and authorizes and directs each of the Trustee and the Collateral Agent to perform its obligations and exercise its rights under the Security Documents in accordance therewith; provided, however, that if any provisions of the Security Documents limit, qualify or conflict with the duties imposed by the provisions of the TIA, the TIA will control.

(c) As more fully set forth in, and subject to the provisions of, the Security Documents, the Secured Parties have rights in and to the Collateral which are equal and ratable with the rights that may be created in favor of the holders of any Refinancing Debt with respect to the Securities and certain other parties identified in the Security Documents.

(d) As among the Holders, the Collateral shall be held for the equal and ratable benefit of the Holders without preference, priority or distinction of any thereof over any other.

SECTION 10.02. Release of Collateral.

Collateral securing Obligations owed to the Holders may be released from the security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents and this Indenture. The release of any Collateral from the terms hereof and of the Security Documents or the release of, in whole or in part, the Liens created by the Security Documents, will not be deemed to impair the Lien on the Collateral in contravention of the provisions hereof if and to the extent the Collateral or Liens are released pursuant to the applicable Security Documents and pursuant to the terms of this Article Ten. The Trustee and each of the Holders acknowledge that a release of Collateral or a Lien strictly in accordance with the terms of the Security Documents and of this Article Ten will not be deemed for any purpose to be an impairment of the Lien on the Collateral in contravention of the terms of this Indenture. To the extent applicable, the Company and each obligor on the Securities shall cause § 314(d) of the TIA relating to the release of property or securities from the Lien hereof and of the Security Documents to be complied with. Any certificate or opinion required by § 314(d) of the TIA may be made by an officer of the Company, except in cases which § 314(d) of the TIA requires that such certificate or opinion be made by an independent person.

SECTION 10.03. Certificates; Opinions.

The Company shall comply with TIA § 314(d), relating to, among other matters, the release of Collateral from the Lien of the Security Documents and Officers’ Certificates or other documents regarding fair value of the Collateral, to the extent such provisions are applicable. Any certificate or opinion required by TIA § 314(d) may be executed and delivered by an Officer of the Company to the extent permitted by TIA § 314(d).

ARTICLE ELEVEN

GUARANTEES

SECTION 11.01. Unconditional Guarantee.

Subject to the provisions of this Article Eleven, each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, on an unsubordinated basis to each Holder of a Security authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Securities or the obligations of the Company or any other Guarantors to the Holders or the Trustee hereunder or thereunder: (a) (x) the due and punctual payment of the principal of, premium, if any, and interest on the Securities when and as the same shall become due and payable, whether at maturity, upon redemption or repurchase, by acceleration or otherwise, (y) the due and punctual payment of interest on the overdue principal and (to the extent permitted by law) interest, if any, on the Securities (including interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Company or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and (z) the due and punctual payment and performance of all other obligations of the Company and all other obligations of the other Guarantors (including under the Guarantees), in each case, to the Holders or the Trustee hereunder or thereunder (including amounts due the Trustee under Section 7.07 hereof), all in accordance with the terms hereof and thereof (collectively, the “Guarantee Obligations”); and (b) in case of any extension of time of payment or renewal of any Securities or any of such other obligations, the due and punctual payment and performance of Guarantee Obligations in accordance with the terms of the extension or renewal, whether at maturity, upon redemption or repurchase, by acceleration or otherwise. Failing payment when due of any amount so guaranteed, or failing performance of any other obligation of the Company to the Holders under this Indenture or under the Securities, for whatever reason, each Guarantor shall be obligated to pay, or to perform or cause the performance of, the same immediately. An Event of Default under this Indenture or the Securities shall constitute an event of default under the Guarantees, and shall entitle the Holders to accelerate the obligations of the Guarantors thereunder in the same manner and to the same extent as the obligations of the Company.

Each of the Guarantors hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Securities or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Company, any action to enforce the same, whether or not a Guarantee is affixed to any particular Security, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each of the Guarantors hereby waives the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Guarantee shall not be discharged except by complete performance of the obligations contained in the Securities, this Indenture and the Guarantee. The Guarantee is a guarantee of payment and not of collection. If any Holder or the Trustee is required by any court or otherwise to return to the Company or to any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or such Guarantor, any amount paid by the Company or such Guarantor to the Trustee or such Holder, the Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, as between it, on the one hand, and the Holders of Securities and the Trustee, on the other hand, (a) subject to this Article Eleven, the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six for the purposes of the Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (b) in the event of any acceleration of such obligations as provided in Article Six hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of the Guarantee.

SECTION 11.02. Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Securities, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Guarantee and this Article Eleven shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article Eleven, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance.

SECTION 11.03. Execution and Delivery of Guarantee for Future Guarantors.

To further evidence its Guarantee set forth in Section 11.01, each Subsidiary that is required to become a Guarantor hereby agrees to execute a supplement to this Indenture or a Guarantee, substantially in the form of Exhibit E hereto, and deliver it to the Trustee. Such Guarantee or supplement to this Indenture shall be executed on behalf of each Guarantor by either manual or facsimile signature of one Officer or other person duly authorized by all necessary corporate action of each Guarantor who shall have been duly authorized to so execute by all requisite corporate action. The validity and enforceability of any Guarantee shall not be affected by the fact that it is not affixed to any particular Security.

Each of the Guarantors hereby agrees that its Guarantee set forth in Section 11.01 shall remain in full force and effect notwithstanding any failure to endorse on each Security a notation of such Guarantee.

If an Officer of a Guarantor whose signature is on this Indenture or a Guarantee no longer holds that office at the time the Trustee authenticates the Security on which such Guarantee is endorsed or at any time thereafter, such Guarantor’s Guarantee of such Security shall nevertheless be valid.

The actual or constructive delivery of any Security by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Guarantee set forth in this Indenture on behalf of each Guarantor.

SECTION 11.04. Release of a Guarantor.

(a) The Guarantee of a Guarantor will be released upon the sale, disposition or other transfer (including through merger or consolidation) of all of the Capital Stock (or any sale, disposition or other transfer of Capital Stock following which the applicable Guarantor is no longer a Subsidiary), or all or substantially all the assets, of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with the applicable provisions of this Indenture. The Trustee shall execute an appropriate instrument prepared by the Company evidencing the release of a Guarantor from its obligations under its Guarantee upon receipt of a request by the Company or such Guarantor accompanied by an Officers’ Certificate and an Opinion of Counsel certifying as to the compliance with this Section 11.04; provided, however, that the legal counsel delivering such Opinion of Counsel may rely as to matters of fact on one or more Officers’ Certificates of the Company.

(b) In addition, the Company shall not permit any Guarantor to consolidate with or merge with or into any person (other than the Company or another Guarantor) and shall not permit the conveyance, transfer or lease of substantially all of the assets of any Guarantor unless:

(A) (1) either: (a) the Guarantor is the surviving Person; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States of America or the District of Columbia (such Person being herein called the “Successor Guarantor”);

(2) the Successor Guarantor (if other than the Guarantor) assumes by means of a supplemental indenture all the obligations of the Guarantor under its Guarantee, this Indenture and any Registration Rights Agreement; and

(3) immediately after such transaction no Default or Event of Default exists; or

(B) the transaction is made in compliance with Sections 4.11, 4.12 and 4.13.

Except as set forth in Article Four and this Section 11.04, nothing contained in this Indenture or in any of the Securities shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

SECTION 11.05. Waiver of Subrogation.

Until this Indenture is discharged and all of the Securities are discharged and paid in full, each Guarantor hereby irrevocably waives and agrees not to exercise any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of the Company’s obligations under the Securities, the Security Documents or this Indenture and such Guarantor’s obligations under the Guarantee, the Security Documents and this Indenture, in any such instance including any right of subrogation, reimbursement, exoneration, contribution, indemnification, and any right to participate in any claim or remedy of the Holders against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from the Company, directly or indirectly, in cash or other assets or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and any amounts owing to the Trustee or the Holders under the Securities, this Indenture, or any other document or instrument delivered under or in connection with such agreements or instruments, shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Trustee or the Holders and shall forthwith be paid to the Trustee for the benefit of itself or such Holders to be credited and applied to the obligations in favor of the Trustee or the Holders, as the case may be, whether matured or unmatured, in accordance with the terms of this Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 11.05 is knowingly made in contemplation of such benefits.

SECTION 11.06. Immediate Payment.

Each Guarantor agrees to make immediate payment to the Trustee on behalf of the Holders of all Guarantee Obligations owing or payable to the respective Holders upon receipt of a demand for payment therefor by the Trustee to such Guarantor in writing.

SECTION 11.07. No Setoff.

Each payment to be made by a Guarantor hereunder in respect of the Guarantee Obligations shall be payable in the currency or currencies in which such Guarantee Obligations are denominated, and shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

SECTION 11.08. Guarantee Obligations Absolute.

Subject to the provisions of Section 11.02, the obligations of each Guarantor hereunder are and shall be absolute and unconditional and any monies or amounts expressed to be owing or payable by each Guarantor hereunder which may not be recoverable from such Guarantor on the basis of a Guarantee shall be recoverable from such Guarantor as a primary obligor and principal debtor in respect thereof.

SECTION 11.09. Guarantee Obligations Continuing.

Subject to the other provisions of this Indenture, the obligations of each Guarantor hereunder shall be continuing and shall remain in full force and effect until all such obligations have been paid and satisfied in full. Each Guarantor agrees with the Trustee that it will from time to time deliver to the Trustee suitable acknowledgments of this continued liability hereunder and under any other instrument or instruments in such form as counsel to the Trustee may advise and as will prevent any action brought against it in respect of any default hereunder being barred by any statute of limitations now or hereafter in force and, in the event of the failure of a Guarantor so to do, it hereby irrevocably appoints the Trustee the attorney and agent of such Guarantor to make, execute and deliver such written acknowledgment or acknowledgments or other instruments as may from time to time become necessary or advisable, in the judgment of the Trustee on the advice of counsel, to fully maintain and keep in force the liability of such Guarantor hereunder.

SECTION 11.10. Guarantee Obligations Not Reduced.

The obligations of each Guarantor hereunder shall not be satisfied, reduced or discharged solely by the payment of such principal, premium, if any, interest, fees and other monies or amounts as may at any time prior to discharge of this Indenture pursuant to Article Eight be or become owing or payable under or by virtue of or otherwise in connection with the Securities or this Indenture.

SECTION 11.11. Guarantee Obligations Reinstated.

The obligations of each Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced the obligations of any Guarantor hereunder (whether such payment shall have been made by or on behalf of the Company or by or on behalf of a Guarantor) is rescinded or reclaimed from any of the Holders upon the insolvency, bankruptcy, liquidation or reorganization of the Company or any Guarantor or otherwise, all as though such payment had not been made. If demand for, or acceleration of the time for, payment by the Company or any other Guarantor is stayed upon the insolvency, bankruptcy, liquidation or reorganization of the Company or such Guarantor, all such Indebtedness otherwise subject to demand for payment or acceleration shall nonetheless be payable by each Guarantor as provided herein.

SECTION 11.12. Guarantee Obligations Not Affected.

The obligations of each Guarantor hereunder shall not be affected, impaired or diminished in any way by any act, omission, matter or thing whatsoever, occurring before, upon or after any demand for payment hereunder (and whether or not known or consented to by any Guarantor or any of the Holders) which, but for this provision, might constitute a whole or partial defense to a claim against any Guarantor hereunder or might operate to release or otherwise exonerate any Guarantor from any of its obligations hereunder or otherwise affect such obligations, whether occasioned by default of any of the Holders or otherwise, including:

(1) any limitation of status or power, disability, incapacity or other circumstance relating to the Company or any other Person, including any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding-up or other proceeding involving or affecting the Company or any other Person;

(2) any irregularity, defect, unenforceability or invalidity in respect of any indebtedness or other obligation of the Company or any other Person under this Indenture, the Securities or any other document or instrument;

(3) any failure of the Company or any other Guarantor, whether or not without fault on its part, to perform or comply with any of the provisions of this Indenture, the Security Documents, the Securities or any Guarantee, or to give notice thereof to a Guarantor;

(4) the taking or enforcing or exercising or the refusal or neglect to take or enforce or exercise any right or remedy from or against the Company or any other Person or their respective assets or the release or discharge of any such right or remedy;

(5) the granting of time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Company or any other Person;

(6) any change in the time, manner or place of payment of, or in any other term of, any of the Securities, or any other amendment, variation, supplement, replacement or waiver of, or any consent to departure from, any of the Securities or this Indenture, including any increase or decrease in the principal amount of or interest on any of the Securities;

(7) any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of the Company or a Guarantor;

(8) any merger or amalgamation of the Company or a Guarantor with any Person or Persons;

(9) the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction by any present or future action of any Governmental Authority or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the Guarantee Obligations or the obligations of a Guarantor under its Guarantee; and

(10) any other circumstance, including release of the Guarantor pursuant to Section 11.04 (other than by complete, irrevocable payment) that might otherwise constitute a legal or equitable discharge or defense of the Company under this Indenture, the Security Documents or the Securities or of a Guarantor in respect of its Guarantee hereunder.

SECTION 11.13. Waiver.

Without in any way limiting the provisions of Section 11.01, each Guarantor hereby waives notice of acceptance hereof, notice of any liability of any Guarantor hereunder, notice or proof of reliance by the Holders upon the obligations of any Guarantor hereunder, and diligence, presentment, demand for payment on the Company, protest, notice of dishonor or non-payment of any of the Guarantee Obligations, or other notice or formalities to the Company or any Guarantor of any kind whatsoever.

SECTION 11.14. No Obligation To Take Action Against the Company.

Neither the Trustee nor any other Person shall have any obligation to enforce or exhaust any rights or remedies against the Company or any other Person or any property of the Company or any other Person before the Trustee is entitled to demand payment and performance by any or all Guarantors of their liabilities and obligations under their Guarantees or under this Indenture.

SECTION 11.15. Dealing with the Company and Others.

The Holders and the Trustee, without releasing, discharging, limiting or otherwise affecting in whole or in part the obligations and liabilities of any Guarantor hereunder and without the consent of or notice to any Guarantor, may

(1) grant time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Company or any other Person;

(2) take or abstain from taking security or collateral from the Company or from perfecting security or collateral of the Company;

(3) release, discharge, compromise, realize, enforce or otherwise deal with or do any act or thing in respect of (with or without consideration) any and all collateral, mortgages or other security given by the Company or any third party with respect to the obligations or matters contemplated by this Indenture, the Security Documents or the Securities;

(4) accept compromises or arrangements from the Company;

(5) apply all monies at any time received from the Company or from any security upon such part of the Guarantee Obligations as the Holders or the Trustee may see fit or change any such application in whole or in part from time to time as the Holders or the Trustee may see fit; and

(6) otherwise deal with, or waive or modify their right to deal with, the Company and all other Persons and any security as the Holders or the Trustee may see fit.

SECTION 11.16. Default and Enforcement.

If any Guarantor fails to pay in accordance with Section 11.06 hereof, the Trustee may proceed in its name as trustee hereunder in the enforcement of the Guarantee of any such Guarantor and such Guarantor’s obligations thereunder and hereunder by any remedy provided by law, whether by legal proceedings or otherwise, and to recover from such Guarantor the obligations.

SECTION 11.17. Amendment, Etc.

No amendment, modification or waiver of any provision of this Indenture relating to any Guarantor or consent to any departure by any Guarantor or any other Person from any such provision will in any event be effective unless it is signed by such Guarantor and the Trustee.

SECTION 11.18. Acknowledgment.

Each Guarantor hereby acknowledges communication of the terms of this Indenture, the Security Documents and the Securities and consents to and approves of the same.

SECTION 11.19. Costs and Expenses.

Each Guarantor shall pay on demand by the Trustee any and all costs, fees and expenses (including reasonable legal fees on a solicitor and client basis) incurred by the Trustee, its agents, advisors and counsel or any of the Holders in enforcing any of their rights under any Guarantee.

SECTION 11.20. No Merger or Waiver; Cumulative Remedies.

No Guarantee shall operate by way of merger of any of the obligations of a Guarantor under any other agreement, including this Indenture. No failure to exercise and no delay in exercising, on the part of the Trustee or the Holders, any right, remedy, power or privilege hereunder or under the Security Documents or the Securities, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under the Security Documents or the Securities preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges in the Guarantee and under this Indenture, the Security Documents, the Securities and any other document or instrument between a Guarantor and/or the Company and the Trustee are cumulative and not exclusive of any rights, remedies, powers and privilege provided by law.

SECTION 11.21. Guarantee in Addition to Other Guarantee Obligations.

The obligations of each Guarantor under its Guarantee and this Indenture are in addition to and not in substitution for any other obligations to the Trustee or to any of the Holders in relation to this Indenture or the Securities and any guarantees or security at any time held by or for the benefit of any of them.

SECTION 11.22. Severability.

Any provision of this Article Eleven which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction unless its removal would substantially defeat the basic intent, spirit and purpose of this Indenture and this Article Eleven.

SECTION 11.23. Successors and Assigns.

Each Guarantee shall be binding upon and inure to the benefit of each Guarantor and the Trustee and the other Holders and their respective successors and permitted assigns, except that no Guarantor may assign any of its obligations hereunder or thereunder.

ARTICLE TWELVE

MISCELLANEOUS

SECTION 12.01. TIA Controls.

If and to the extent that any provision of this Indenture limits, qualifies or conflicts with another provision which is required or deemed to be included in this Indenture by the TIA, such required or deemed provision shall control as if this Indenture were qualified under the TIA. Each Subsidiary in addition to performing its obligations under its Subsidiary Guarantee shall perform such other obligations as may be imposed upon it with respect to this Indenture under the TIA.

SECTION 12.02. Notices.

Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by nationally recognized overnight courier service, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to the Company or any Guarantor:

NetScout Systems, Inc.

310 Littleton Road

Westford, Massachusetts 01886

Attn.: President and Chief Executive Officer

Fax: (978) 614-4039

if to the Trustee:

Wells Fargo Bank, National Association

Corporate Trust Services,

MAC N9311-110

625 Marquette Avenue South

Minneapolis, MN 55479

Attention: NetScout Account Manager

Fax:

The Company, any Guarantor or the Trustee by written notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication (other than those sent to Holders or the Trustee), shall be deemed to have been given or made as of the date so delivered if personally delivered; when receipt is acknowledged, if telecopied; five (5) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee); and next Business Day if by nationally recognized overnight courier service; provided that all notices and communications sent to the Trustee shall be deemed to have been duly given when actually received.

Any notice or communication sent to a Securityholder shall be sent electronically or mailed to him by first class mail or other equivalent means at his address as it appears on the registration books of the Registrar.

Failure to send a notice or communication to a Securityholder or any defect in it shall not affect its sufficiency with respect to other Securityholders. If a notice or communication is sent to the Company, a Guarantor or a Securityholder in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company sends a notice or communication to Holders, it shall send a copy to the Trustee, each Paying Agent and the Registrar (if other than the Trustee) at the same time.

SECTION 12.03. Communication by Holders with other Holders.

Securityholders may communicate pursuant to TIA § 312(b) with other Securityholders with respect to their rights under this Indenture, the Securities or the Guarantees. The Company, the Trustee, the Registrar and any other Person shall have the protection of TIA § 312(c).

SECTION 12.04. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture or the Security Documents, the Company shall furnish to the Trustee:

(1) an Officers’ Certificate stating that all conditions precedent to be performed or effected by the Company, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with (provided, however, that no such Opinion of Counsel shall be required in connection with the authentication and delivery of the Securities).

SECTION 12.05. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to TIA § 314(a)(4)) shall include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such Person, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officers’ Certificate or on certificates of public officials.

SECTION 12.06. Rules by Trustee, Paying Agent and Registrar.

The Trustee, Paying Agent or Registrar may make reasonable rules for its functions.

SECTION 12.07. Legal Holidays.

A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions in New York, New York or Minneapolis, Minnesota are required ot authorized by law or other governmental action to be closed. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 12.08. GOVERNING LAW.

THIS INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE SECURITIES OR THE GUARANTEES.

SECTION 12.09. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or any of its Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.10. No Recourse Against Others.

To the extent permitted by applicable law, (i) no director, officer, employee, incorporator or stockholder of the Company or any direct or indirect parent entity or of any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Securities, this Indenture or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation; (ii) each Holder by accepting a Security waives and releases all such liability; and (iii) such waiver and release are part of the consideration for issuance of the Securities.

SECTION 12.11. Successors.

All agreements of the Company, the Guarantors and each Subsidiary in this Indenture and the Securities shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 12.12. Duplicate Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. One signed copy is enough to prove this Indenture.

SECTION 12.13. Severability.

In case any one or more of the provisions in this Indenture or in the Securities shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

SECTION 12.14. Qualification of Indenture.

Upon the execution of a Registration Rights Agreement, the Company shall qualify this Indenture under the TIA in accordance with the terms and conditions of such Registration Rights Agreement. The Trustee shall be entitled to receive from the Company any such Officers’ Certificates, Opinions of Counsel or other documentation as it may reasonably request in connection with any such qualification of this Indenture under the TIA.

SECTION 12.15. Table of Contents; Headings.

The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 12.16. Waiver of Jury Trial.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS INDENTURE, THE SECURITIES OR THE GUARANTEES.

SECTION 12.17. Counterparts.

This Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Indenture shall be effective as delivery of an original executed counterpart of this Indenture.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed all as of the date first written above.

NETSCOUT SYSTEMS, INC.

By:	/s/ David P. Sommers
Name:	David P. Sommers
Title:	Chief Financial Officer and Senior Vice President, General Operations

NETSCOUT SYSTEMS SECURITY CORPORATION

By:	/s/ David P. Sommers
Name:	David P. Sommers
Title:	President

NETSCOUT SERVICE LEVEL CORPORATION

By:	/s/ David P. Sommers
Name:	David P. Sommers
Title:	President

NETWORK GENERAL CENTRAL CORPORATION

By:	/s/ David P. Sommers
Name:	David P. Sommers
Title:	Treasurer

NETWORK GENERAL CORPORATION

By:	/s/ David P. Sommers
Name:	David P. Sommers
Title:	Treasurer

FIDELIA TECHNOLOGY, INC.

By:	/s/ David P. Sommers
Name:	David P. Sommers
Title:	President

NETWORK GENERAL INTERNATIONAL CORPORATION

By:	/s/ David P. Sommers
Name:	David P. Sommers
Title:	President

STARBURST TECHNOLOGY HOLDINGS I, LLC

By:	/s/ David P. Sommers
Name:	David P. Sommers
Title:	President

STARBURST TECHNOLOGY HOLDINGS II, LLC

By:	/s/ David P. Sommers
Name:	David P. Sommers
Title:	President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Lynn M. Steiner
Name:	Lynn M. Steiner
Title:	Vice President

EXHIBIT E

FORM OF INDENTURE SUPPLEMENT TO ADD SECURITIES GUARANTORS

This Supplemental Indenture, dated as of                          , 20    (this “Supplemental Indenture” or “Guarantee”), among [name of future Securities Guarantor] (the “Guarantor”), NetScout Systems, Inc. (together with its successors and assigns, the “Company”), each other then existing Guarantor under the Indenture referred to below (the “Securities Guarantors”), and Wells Fargo Bank, National Association, as Trustee under the Indenture referred to below.

WITNESSETH:

WHEREAS, the Company, the Securities Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of November 1, 2007 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of Senior Secured Floating Rate Notes Due 2012 of the Company (the “Securities”);

WHEREAS, Section 4.15 of the Indenture provides that the Company is required to cause each Subsidiary that Guarantees any Indebtedness of the Company or any of its Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will unconditionally Guarantee, on a joint and several basis with the other Securities Guarantors, the full and prompt payment of the principal of, premium, if any, and interest on the Securities on a senior secured basis; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor, the Company, the other Securities Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

Definitions

SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Guarantee shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf or for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

ARTICLE II

Agreement to be Bound; Guarantee

SECTION 2.1 Agreement to be Bound. The Guarantor hereby becomes a party to the Indenture as a Securities Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Securities Guarantor under the Indenture. The Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Securities Guarantor and to perform all of the obligations and agreements of a Securities Guarantor under the Indenture.

SECTION 2.2 Guarantee. The Guarantor agrees, on a joint and several basis with all the existing Securities Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Securities and the Trustee the Guarantee Obligations on a senior secured basis as provided in Article Eleven of the Indenture.

ARTICLE III

Miscellaneous

SECTION 3.1 Notices. All notices and other communications to the Guarantor shall be given as provided in the Indenture to the Guarantor, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.

SECTION 3.2 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.5 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

SECTION 3.6 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.7 Headings. The headings of the Articles and the sections in this Guarantee are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first above written.

[NAME OF ADDITIONAL SECURITIES GUARANTOR], as a Guarantor

By:
Name:
Title:
[Address]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee,

By:
Name:
Title:

NETSCOUT SYSTEMS, INC.

By:
Name:
Title:

By each of the Guarantors party to the Indenture:

[NAMES OF GUARANTORS]

By:
Name
Title:

THE FOLLOWING SCHEDULES AND EXHIBITS TO THE INDENTURE HAVE BEEN OMITTED IN ACCORDANCE WITH ITEM 601(B)(2) OF REGULATION S-K.

Schedules

Schedule 4.17(o)	Existing Indebtedness
Schedule 4.18(i)	Existing Liens
Schedule 4.22(i)	Existing Foreign Subsidiary Investments

Exhibits

Exhibit A	Form of Compliance Certificate
Exhibit B	Form of Initial Security
Exhibit C	Form of Restrictive Legend for Restricted Securities
Exhibit D	Form of Restrictive Legend for Global Security
Exhibit F	Form of Security Agreement

NetScout Systems, Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request, provided however that NetScout Systems, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended for any schedule so furnished.